Exhibit 10.1

LOAN AGREEMENT

This agreement (“Loan Agreement” or “Agreement”) is made and entered into as of the 18th day of November, 2004, by and between FT-FIN ACQUISITION LLC, a Delaware limited liability company having an address c/o First Union Real Estate Equity and Mortgage Investments, 7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts 02114 (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 127 Public Square, Cleveland, Ohio 44114, NEWSTAR CP FUNDING LLC, a Delaware limited liability company, having an address c/o Newstar Financial, Inc., 101 Federal Street, Suite 1900, Boston, MA 02110, and the other lending institutions which are, or may become, parties to this Agreement pursuant to Section 13.22 (singly and collectively, the “Lenders”), KEYBANK NATIONAL ASSOCIATION, a national banking association, with a place of business at 127 Public Square, Cleveland, Ohio 44114, as agent for itself and such other lending institutions (the “Agent”), and KEYBANC CAPITAL MARKETS, as the Arranger.

WITNESSETH:

ARTICLE 1

BACKGROUND.

1.1                                 Defined Terms.  Capitalized terms used in this Agreement are defined either in Exhibit A, or in specific sections of this Agreement, or in another Loan Document, as referenced in Exhibit A.

1.2                                 Borrower.  The Borrower is a limited liability company organized under the laws of the State of Delaware of which the sole member is Park Plaza Mall, LLC (“Park Plaza”), a Delaware limited liability company, of which the sole member is First Union.

1.3                                 Use of Loan Proceeds.  The Borrower has applied to Lenders for a loan of up to FIFTY-THREE MILLION DOLLARS ($53,000,000.00) (the “Loan”), the proceeds of which are to be used to assist the Borrower with its acquisition of certain assets from Finova Capital Corporation and certain related entities consisting of a portfolio of sixteen (16) owned or leased properties with an aggregate of 2,500,000 square feet (the “Acquisition”), to pay certain closing and transactional costs as approved by the Agent, to provide funding for a working capital of the Borrower and its Subsidiaries, all in accordance with the schedule of sources and uses annexed hereto as Exhibit B.

1.4                                 Guaranties.  As an inducement to Lenders to make the Loan, First Union (on a limited basis), FT-FIN GP LLC and FT-Orlando Property LLC, each a Delaware limited liability company, and FT-Churchill Property L.P., a Delaware limited partnership (in such capacity, severally and collectively called “Guarantor”) have agreed to furnish certain guaranties and indemnities to the Agent with respect to the Loan.

1.5                                 Loan.  Subject to all of the terms, conditions and provisions of this Agreement, and of the agreements and instruments referred to herein, each of the Lenders agrees severally to make a loan to the Borrower equal to such Lender’s Commitment (the “Loan”), and the Borrower agrees to accept and repay the Loan.

ARTICLE 2

LOAN PROVISIONS.

2.1                                 Amount of Loan.

2.1.1                        In no event shall the aggregate amount of the Loan and Total Commitment exceed $53,000,000.00.

2.1.2                        Advances under the Loan shall be disbursed as follows:

(a)                                  The initial Loan Advance from the Lenders to the Borrower (the “Initial Advance”) shall be in an amount equal to $27,000,000.00.

(b)                                 The remaining amount of the Loan (up to $26,000,000.00) (the “Subsequent Advance”) from the Lenders to the Borrower may be made in the form of a single subsequent Loan Advance as requested by Borrower at Borrower’s sole option prior to December 31, 2004, subject to satisfaction of the conditions set forth in Section 5.20.

2.1.3                        Any and all advances of proceeds of the Loan shall be made by the Lenders pro rata in accordance with each Lender’s Percentage.

2.2                                 Term of Loan; Extension Rights.  The Loan shall be for a term (“Initial Term”) commencing on the date hereof and ending on November 18, 2007 (“Maturity Date”).  The Initial Term of each Loan may be extended for one (1) year (“First Extended Term”) until November 18, 2008 (“First Extended Maturity Date”) and thereafter may be further extended for an additional one (1) year (“Second Extended Term”) until November 18, 2009 (“Second Extended Maturity Date”), in each instance upon satisfaction of the conditions set forth in Section 2.8  (hereinafter, the First Extended Term and the Second Extended Term may be referred to herein sometimes as the “Extended Term” as may be applicable) (hereinafter, the First Extended Maturity Date and the Second Extended Maturity Date may be referred to herein sometimes as the “Extended Maturity Date” as may be applicable).

2.3                                 Interest Rate and Payment Terms.  The Loan shall be payable as to interest and principal in accordance with the provisions of this Agreement and the Note.  This Agreement also provides for interest at a Default Rate, Late Charges and prepayment rights and fees.  All payments for the account of Lenders made by the Borrower shall be applied to the respective accounts of the Lenders in accordance with each Lender’s Percentage of the Loan.  The Agent will disburse such payments to the Lenders on the date of receipt thereof if received prior to 10:00 a.m. on such date and, if not, on the next Business Day.  Any and all interest rate selection and conversion provisions in this Agreement are to be administered by the Agent and to be allocated on a pro rata basis to the portion of the balance due under the Notes held by each Lender based upon such Lender’s Percentage.

2.4                                 Interest Rate.

2.4.1                        The Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable.  The Adjusted Prime Rate shall be the “Applicable Rate”, except that the

Adjusted LIBOR Rate shall be the “Applicable Rate” with respect to portions of the Loan as to which a LIBOR Rate Option is then in effect.  For each disbursement of proceeds of the Loan, Borrower shall deliver to Agent irrevocable notice (which may be verbal notice provided that Borrower delivers to Agent facsimile confirmation or electronic mail confirmation within twenty four (24) hours of such verbal notice) of the requested amount of such disbursement (x) if such disbursement is to bear interest at the Adjusted Prime Rate, not later than 11:00 a.m. Eastern Time on the second Business Day prior to the desired date of disbursement and (y) if such disbursement is to bear interest at an Adjusted LIBOR Rate, not later than 11:00 a.m. Eastern Time on the third Business Day prior to the desired date of disbursement.  Commencing January 1, 2005, Borrower shall pay interest in arrears on the first day of every calendar month in the amount of all interest accrued and unpaid on the Loan.  All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 12:00 noon Eastern Time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

2.4.2                        Provided that no Event of Default exists, Borrower shall have the option (the “LIBOR Rate Option”) to elect from time to time in the manner and subject to the conditions hereinafter set forth an Adjusted LIBOR Rate as the Applicable Rate for all or any portion of the Loan which would otherwise bear interest at the Adjusted Prime Rate.

2.4.3                        The only manner in which Borrower may exercise the LIBOR Rate Option is by giving Agent irrevocable notice (which may be verbal notice provided that Borrower delivers to Agent facsimile confirmation in the form of Exhibit H attached hereto within twenty-four (24) hours) of such exercise not later than 11:00 a.m. Eastern Time on the second LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Rate Interest Period, which written notice shall specify:  (i) the portion of the Loan with respect to which Borrower is electing the LIBOR Rate Option, (ii) the LIBOR Business Day upon which the applicable LIBOR Rate Interest Period is to commence and (iii) the duration of the applicable LIBOR Rate Interest Period.  The Applicable Rate for any portion of the Loan with respect to which Borrower has elected the LIBOR Rate Option shall revert to the Adjusted LIBOR Rate with a LIBOR Rate Interest Period of one-month (the “One-Month LIBOR Rate”), as of the last day of the LIBOR Rate Interest Period applicable thereto (unless Borrower again exercises the LIBOR Rate Option for such portion of the Loan).  Agent shall be under no duty to notify Borrower that the Applicable Rate on any portion of the Loan is about to revert from an Adjusted LIBOR Rate to the One-Month LIBOR Rate.  The LIBOR Rate Option may be exercised by Borrower only with respect to any portion of the Loan equal to or in excess of $500,000.00. At no time may there be more than four (4) LIBOR Rate Interest Periods in effect with respect to the Loan.

2.4.4                        If Agent determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that Dollar deposits in an amount approximately equal to the portion of the Loan for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of maintaining a LIBOR Rate on such portion of the Loan or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, to the extent that such Lender makes such determination generally with respect to its borrowers who borrow funds at a rate based upon the LIBOR Rate, Agent shall so notify Borrower and all portions of the Loan bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described above are no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.

2.4.5                        Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

2.4.6                        Borrower shall pay all Breakage Costs incurred from time to time by Lender upon demand within fifteen (15) Business Days of receipt of written notice from Agent.

2.4.7                        If the introduction of or any change in any law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for any Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the LIBOR Rate Option as contemplated by the Loan Documents, then, to the extent that such Lender makes such determination generally with respect to its borrowers who borrow funds at a rate based upon the LIBOR Rate, (1) Agent shall notify Borrower that such Lender is no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the LIBOR Rate Option shall immediately terminate, (3) the Applicable Rate for any portion of the Loan for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Prime Rate, and (4) Borrower shall pay to Agent the amount of Breakage Costs (if any) incurred by such Lender in connection with such conversion.  Thereafter, Borrower shall not be entitled to exercise the LIBOR Rate Option until such time as the situation described herein is no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.  So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days written notice to the Agent, require any such Lender unable to maintain the Applicable Rate at an Adjusted LIBOR Rate pursuant to this Section 2.4.7 to sell and assign its entire interest in the Loan pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan, plus any applicable Breakage Costs.

2.5                                 Principal.

2.5.1                        Scheduled Payments.

(a)                                  Commencing January 15, 2005, and continuing semiannually on the fifteenth day of each July and January thereafter, the Borrower, in addition to any other principal payments or prepayments required hereunder, Borrower shall make the following payments:

(i)                                     The July 15 payment shall be equal to 50% of the sum of :

(A)                              (1) the amount of the Borrower’s Net Cash Flow for the two fiscal quarters just ending, less (2) the aggregate amount of interest on the Loan paid by the Borrower during the last two fiscal quarters just ending plus the aggregate amount of interest on the Loan projected to be paid by the Borrower through November of the same year as determined solely by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by the Borrower prior to closing.

(ii)                                  The January 15 payment shall be equal to 50% of (i) the Net Cash Flow for the two fiscal quarters just ending, (ii) less any interest payments made in December under the Loan.  In no event shall the payments due pursuant to this Section 2.5.1 (a) for any calendar year be less than an amount equal to 50% of (a) Net Cash Flow (b) less the interest paid under the Loan for such year.  The Officer’s Certificate provided by the Borrower to Lender pursuant to Section 7.2.1(q) shall detail the calculation of each such scheduled principal payment hereunder.  To the extent the Maturity Date is extended to any Extended Maturity Date, the required quarterly principal payment set forth above shall continue to be due on the dates set forth above.  The entire principal balance of the Loan shall be due and payable in full on the Maturity Date (or as may be applicable, any Extended Maturity Date).

(b)                                 Mandatory Principal Repayments.  In addition to the scheduled payments of principal, as provided above, the Borrower shall make the following mandatory prepayments of principal (singly and collectively, the “Mandatory Principal Prepayments”) each of which shall be due and payable on the later of (x) within five (5) Business Days of the event giving rise to such Mandatory Principal Prepayment obligation (the “Mandatory Prepayment Event”) or (y) within three (3) Business Days of written demand therefor by the Agent; provided, however, at the request of the Borrower, the Agent agrees to hold the amount of any such Mandatory Principal Prepayment in the Mandatory Principal Payment Account (as defined in the Cash Management Agreement, pledged to the Agent, on behalf of the Lenders, to secure the repayment of the Obligations), until the earlier of (x)  the expiration of any relevant Interest Period so that the prepayment can be made without the Borrower incurring any costs under Section 2.5.7 or (y) ninety (90) days:

(i)                                     An amount equal to the greater of (a) one hundred (100%) percent of the Net Sales Proceeds, as determined in the reasonable judgment of the Agent, (x) received by any Borrower Subsidiary from the sale, transfer, or other disposition of any Individual Property or any portion thereof or (y) received by the Borrower from the sale, transfer, dissolution, or other disposition of the ownership interest in any Borrower Subsidiary, or (b) the Allocated Loan Amount for such Individual Property;

(ii)                                  An amount equal to the greater of (a) one hundred (100%) percent of the Net Sales Proceeds, as determined in the reasonable judgment of the Agent, (x) distributed to any ownership interest held by the Borrower or FT-FIN GP from the sale, transfer, or other disposition of any Individual Property or any portion thereof by a Property Owner (based upon the aggregate percentage ownership interest therein) or (y) received by the Borrower, FT-FIN GP, or any other Loan Party from the sale, transfer, dissolution, or other disposition of the ownership interest in any Property Owner, or (b) the Allocated Loan Amount for such Individual Property;

(iii)                               One hundred (100%) percent of the Net Refinancing Proceeds, as determined in the reasonable judgment of the Agent, (x) received by any Borrower Subsidiary from any financing or refinancing of any Individual Property or any portion thereof or (y) received by the Borrower or FT-FIN GP from the financing or refinancing of any Individual Property by a Property Owner (based upon the aggregate percentage ownership interest therein);

(iv)                              An amount equal to the greater of (a) one hundred (100%) percent of the Net Sales Proceeds, as determined in the reasonable judgment of the Agent, (x) received by any Borrower Subsidiary from an Economic Discontinuance Sale of any Individual Property or any portion thereof or (y) received by the Borrower or FT-FIN GP from an Economic Discontinuance Sale of any Individual Property or any portion thereof, or (b) the Allocated Loan Amount for such Individual Property;

(v)                                 An amount equal to the greater of (a) one hundred (100%) percent of the Net Proceeds, as determined in the reasonable judgment of the Agent, received by any Borrower Subsidiary or distributed to any ownership interest held by the Borrower or FT-FIN GP from any casualty or taking regarding any Individual Property or any portion thereof owned by a Property Owner which proceeds are not to be utilized within a reasonable period of time following such event for the repair or reconstruction thereof (based upon the aggregate percentage ownership interest therein), or (b) the Allocated Loan Amount for such Individual Property;

(vi)                              An amount equal to the greater of (a) one hundred (100%) percent of the Net Sales Proceeds, as determined in the reasonable judgment of the Agent, received by any Borrower Subsidiary or distributed to any limited partnership, membership or other ownership interest held by the Borrower or FT-FIN GP from the sale, transfer, or other disposition of any asset (other than a sale of any Individual Property) of any Borrower Subsidiary (based upon the aggregate percentage ownership interest therein), or (b) the Allocated Loan Amount for such Individual Property.

Any Mandatory Principal Prepayment shall be applied to then outstanding principal balance due under the Loan.

(c)                                  Prepayment.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents to the contrary, the Loan or any portion thereof may be prepaid in whole or in part by the Borrower on any Business Day during the term of the Loan, upon five (5) days’ prior written notice to the Agent.  Any prepayment made pursuant to the foregoing shall be accompanied by the payment of interest accrued through the date of prepayment and the payment of any applicable Breakage Costs.

2.5.2                        Maturity.  At maturity all accrued interest, principal and other charges due with respect to the Loan shall be due and payable in full and the principal balance and such other charges, but not unpaid interest, shall bear interest at the Default Rate until so paid.

2.5.3                        Method of Payment; Date of Credit.  All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or set off and free and clear, and without any deduction or withholding for, any taxes (other than income taxes or franchise taxes of any Lender) or other payments (a) by direct charge to an account of Borrower maintained with Agent (or then holder of the Loan), or (b) by wire transfer to Agent or to such other bank or address as the holder of the Loan may designate in a written notice to Borrower.  Payments shall be credited on the Business Day on which immediately available funds are received prior to 12:00 noon Cleveland Time; payments received after 12:00 noon Eastern Time shall be credited to the Loan on the next Business Day; payments which are by check, which Agent may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Agent, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payer bank.

2.5.4                        Billings.  Agent may submit monthly billings reflecting payments due from the Borrower; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month.  Neither the failure of Agent to submit a billing nor any error in any such billing shall excuse the Borrower from the obligation to make full payment of the Borrower’s payment obligations when due.

2.5.5                        Default Rate.  Agent shall have the option of imposing (and shall upon demand of the Required Lenders impose), and Borrower shall pay upon billing therefor, an interest rate which is four percent (4%) per annum above the interest rate otherwise payable (“Default Rate”):  (a) following any Event of Default, unless and until the Event of Default is cured with the consent of Required Lenders or waived by Required Lenders; and (b) after Maturity.  Borrower’s right to select LIBOR pricing options shall be suspended upon the occurrence and during the continuance of a monetary Default or following any Event of Default or at Maturity.

2.5.6                        Late Charges.  The Borrower shall pay, upon billing therefor, a “Late Charge” equal to five percent (5%) of the amount of any regularly scheduled payment of principal (other than principal due at Maturity or any Mandatory Principal Prepayment), interest, or both, which is not paid within ten (10) days of the due date thereof (other than with respect to any payment as to which the said ten (10) day period expires after the implementation of the Default Rate).  Late charges are: (a) except as provided above, payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Agent for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

2.5.7                        Prepayment Costs.  The Borrower shall pay to Agent, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the conclusive judgment of Agent (in the absence of manifest error), compensate Agent and the Lenders for the loss, cost or expense which they may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of an Adjusted LIBOR Rate Advance on a date other than the last day of the applicable Interest Period of an Adjusted LIBOR Rate Advance, (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any Adjusted LIBOR Rate Advance to a Adjusted Prime Rate Advance on a date other than the last day of the applicable Interest Period, (iii) the failure of all or a portion of a Loan which was to have borne interest at the Adjusted LIBOR Rate pursuant to the request of Borrower to be made under the Loan Agreement (except as a result of a failure by any Lender to fulfill such Lender’s obligations to fund), or (iv) the failure of the Borrower to borrow in accordance with any request submitted by it for an Adjusted LIBOR Rate Advance.  Such amounts payable by the subject Borrower shall be equal to (a) any administrative costs actually incurred plus (b) the Breakage Costs.

2.6                                 Fees.

2.6.1                        Loan Fees.  Borrower shall pay on the Closing Date a commitment fee to the Agent as and when provided in the addendum to the commitment letter between the Borrower and the Agent.  The commitment fee shall be based upon the amount of the Total Commitment and shall be fully earned by the Agent on the Closing Date, regardless of whether any Loan Advance is made subsequent to the Initial Advance.  Upon the funding of a subsequent advance, the Borrower shall pay the additional fee to the Agent as set forth in the written agreement with the Agent.

2.6.2                        Extension Fees.  The Borrower shall pay to the Agent for the account of the Lenders “Extension Fees” (so referred to herein) in amounts representing one quarter of one percent (0.25%) of then outstanding principal balance of the Loan at the Maturity Date (and at the First Extended Maturity Date, as applicable), on each occasion, in connection with the Borrower’s exercise of its extension rights, and as a condition precedent to the effectiveness thereof, in each instance, as provided in Section 2.8.

2.7                                 Acceleration.  The Agent may, and upon the request of the Required Lenders shall, accelerate the applicable Loan, after the occurrence and during the continuance of an Event of Default.  Upon such an acceleration, all principal, accrued interest and costs and expenses shall be due and payable together with interest on such principal at the Default Rate and any applicable Prepayment Fee and any amounts due under Section 2.5.7.

2.8                                 Conditions to Extending Loan.  Upon satisfaction of each of the following conditions, the Borrower may extend its respective Loan until the First Extended Maturity Date, and thereafter, again upon satisfaction of each of the following conditions, the Borrower may further extend its respective Loan until the Second Extended Maturity Date:

2.8.1                        No Default.  No Default with respect to the Borrower shall exist on the date of the Borrower’s written notice for an extension as provided for below and on the Maturity Date (or as may be applicable, the First Extended Maturity Date).

2.8.2                        Notice From Borrower.  Such Borrower shall have given Agent written notice of its request to exercise its extension right at least forty-five (45) days, but no more than ninety (90) days, before the Maturity Date (or as may be applicable, the First Extended Maturity Date).

2.8.3                        Covenant Compliance.  No breach of any covenants imposed upon the Borrower shall exist including, without limitation, the Financial Covenants;

2.8.4                        Exercise of Ground Lease Extension Options.  The Borrower shall or shall cause the applicable Property Owner to duly exercise, in a timely manner, all Ground Lease Extension Options as to which the final date to exercise such Ground Lease Extension Options is within thirteen (13) months of the First Extended Maturity Date (as of the Closing Date, the applicable Ground Lease Extension Options are detailed on Schedule 2.8.4);

2.8.5                        Conditions Satisfied.  All of the conditions set forth in Section 0 of this Agreement, to the extent applicable to the subject Loan being extended, shall continue to be satisfied;

2.8.6                        Extension Fee.  The Extension Fee of 0.25% of the Loan being extended referred to in Section 2.6 shall have been paid at least five (5) days prior to the Maturity Date (or as may be applicable, the First Extended Maturity Date) and shall be returned to the subject Borrower if the Loan is not extended for any reason;

2.8.7                        Additional Documents.  The Borrower and each Guarantor shall have executed and delivered to Agent such agreements and documents as Agent may reasonably require to effectuate the extension; provided, however, none of said requested agreements or documents shall provide for additional collateral or include any substantive modification of the terms and provisions of the Loan Documents;

2.8.8                        Interest Rate Protection.  The applicable Borrower shall have entered into an Interest Rate Protection Agreement, from an issuer and in form and substance reasonably acceptable to the Agent, with respect to the subject Loan, which Interest Rate Protection Agreement shall be collaterally assigned to the Agent, on behalf of the Lenders, to secure the Loan being extended; and

2.8.9                        Before End of Term.  Each of the foregoing conditions are satisfied not later than, and on, the Maturity Date (or as applicable, the First Extended Maturity Date).

Within twenty (20) days following receipt by Agent of Borrower’s written notice under clause 2.8.2 above requesting the extension accompanied by the items described in Section 2.8, Agent shall notify the Borrower in writing if all of the conditions precedent to the extension, other than payment of the extension fee, have been satisfied, or if further information or documents set forth in Section 2.8 are required, specifying such missing information or documents.  If Agent determines that the conditions to extension have been satisfied (or if the Agent notified the Borrower as provided above of any outstanding information or documents required by this Section 2.8, specifying such missing information or documents, and the Borrower provides outstanding information or documents prior to ten (10) days before the Maturity Date (or as may be applicable, the First Extended Maturity Date)), other than payment of the Extension Fee, Agent shall so notify the Borrower and upon Agent’s receipt of the Extension Fee not later than five (5) days prior to the Maturity Date (or as may be applicable, the First Extended Maturity Date), so long as no Default exists, the term of the subject Loan shall be extended until the First Extended Maturity Date (or as may be applicable, the Second Extended Maturity Date).

2.9                                 Increased Costs and Capital Adequacy.

2.9.1                        Borrower recognizes that the cost to any Lender of maintaining the Loan or any portion thereof may fluctuate and, to the extent that such Lender makes such determination generally with respect to similarly situated borrowers, Borrower agrees to pay Agent additional amounts to compensate any such Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of:

(a)                                  any change after the date hereof in any applicable law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to any Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lenders or franchise taxes), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (which includes the Loan or any applicable portion thereof) (provided, however, that Borrower shall not be charged again the Reserve Percentage already accounted for in the definition of the Adjusted LIBOR Rate), or (C) imposing on any Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to any Lender of maintaining the

Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by any Lender under the Loan Documents; or

(b)                                 the maintenance by any Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days’ written notice to the Agent, require any such Lender whose costs of maintaining the Loan or any portion thereof has increased as provided for in this Section 2.9.1 to sell and assign its entire interest in the Loan pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan, plus any compensation required to be paid hereunder and any applicable Breakage Costs.

2.9.2                        If the application of any law, rule, regulation or guideline adopted or arising out of the report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, to the extent that such Lender requires such compensation generally with respect to similarly situated borrowers, from time to time Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to any portion of the Loan outstanding.  So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days written notice to the Agent, require any such Lender to whom compensation is due and payable by the Borrower as provided for in this Section 2.9.2 to sell and assign its entire interest in the Loan pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan, plus any compensation required to be paid hereunder and any applicable Breakage Costs.

2.9.3                        Any amount payable by Borrower under subsection 2.9.1 or 2.9.2 above shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Agent setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error.  Failure on the part of Agent to demand payment from

Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Agent shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection 2.9.1 or 2.9.2 above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Agent so to notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

2.10                           Borrower Withholding.  If by reason of a change in any applicable laws occurring after the date hereof, or, as to an Eligible Assignee acquiring an interest in the Loan after the date hereof, after such Eligible Assignee purchases such interest in the Loan, Borrower is required by law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of any Lender or any franchise tax imposed on any Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by law, to the extent that such Lender imposes such requirement generally with respect to similarly situated borrowers, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.  So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days written notice to the Agent, require any such Lender requiring the Borrower to make such deductions or withholdings as set forth in this Section 2.10 to sell and assign its entire interest in the Loan pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan, plus any amounts required to be paid hereunder and any applicable Breakage Costs.

2.11                           Interest Rate Agreements.

2.11.1                  Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Agent shall constitute indebtedness evidenced by the Note and secured by the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lenders of the proceeds of the Loan, shall exceed the face amount of the Note.

2.11.2                  Borrower hereby collaterally assigns to Agent for the benefit of Lenders any and all Interest Rate Protection Products purchased or to be purchased by Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Lenders with any additional documentation requested by Lenders in order to confirm or perfect such security interest during the term of the Loan.  If Borrower obtains an Interest Rate Protection Product from a party other than Agent, Borrower shall deliver to Lenders such third party’s consent to such collateral assignment.  No Interest Rate Protection Product purchased from a third party may be secured by an interest in Borrower or the Collateral.

2.11.3                  Borrower shall, as a condition to the opening of the Loan if required by Lenders and otherwise within five (5) Business Days after Agent’s request, institute an interest rate hedging program through the purchase of an Interest Rate Protection Product with respect to the Loan.  The Interest Rate Protection Product, the portion of the Loan (if less than the entire Loan Amount) to which such Interest Rate Protection Product shall apply, and the financial institution providing the Interest Rate Protection Product, shall be subject to Agent’s prior written approval in its sole discretion.  Borrower shall afford Agent a right of first opportunity to provide all Interest Rate Protection Products but shall not be required to purchase such Interest Rate Protection Products from Agent or any Lender.

ARTICLE 3

SECURITY FOR THE LOAN; LOAN AND SECURITY DOCUMENTS.

3.1                                 Security for Loan.  The Loan, together with interest thereon and all other charges and amounts payable by, and all other Obligations of, the Borrower and the other Loan Parties to the Agent and/or each of the Lenders, shall be secured by the following collateral (the “Collateral”) which the Borrower agrees to provide and maintain, or cause to be provided and maintained (whether provided for each in separate agreements or combined with various other agreements):

3.1.1                        Security Agreement.  A first priority security agreement and collateral assignment granted by the Borrower to the Agent, on behalf of the Lenders, respecting all assets of the Borrower, whether now owned, now due, or in which the Borrower has an interest, or hereafter, at any time in the future, acquired, arising, to become due, or in which the Borrower obtains an interest.

3.1.2                        Mortgages.  A first priority leasehold mortgage, security agreement, and assignment of leases and rents granted by (a) the Churchill Owner respecting the Churchill Property, and (b) the Orlando Owner respecting the Orlando Property; provided, however, that the Agent agrees to hold the mortgage granted by the Orlando Owner in escrow and shall not record same until such time as an Event of Default has occurred and is continuing.

3.1.3                        Borrower Ownership Interest Pledge and Security Agreements.  First priority Ownership Interest Pledge and Security Agreements granted by the Borrower to the Agent, on behalf of the Lenders, with respect to all right, title, and interest of the Borrower to and in each of the following:

(a)                                  The Borrower’s 100% limited partnership interests in each of the Borrower Partnerships, as of the Funding Date to be as set forth in Exhibit M annexed hereto; and

(b)                                 The Borrower’s 100% membership interest in each of the Borrower LLCs, as of the Funding Date to be as set forth in Exhibit M annexed hereto.

3.1.4                        Depository Account Pledge and Security Agreements.  A first priority Depository Account Pledge and Security Agreement granted by the Borrower and each Guarantor to the Agent, on behalf of the Lenders, respecting all of the Borrower’s

Accounts maintained by such Persons at KEYBANK NATIONAL ASSOCIATION (or any successor thereto or affiliate thereof) (singly and collectively the “Depository Account Pledge and Security Agreement”).

3.1.5                        Collateral Assignment of Interest Rate Protection Agreement.  A first priority Collateral Assignment of Protected Interest Rate Agreement granted by the Borrower to the Agent, on behalf of the Lenders, respecting the Interest Rate Protection Agreement entered into with respect to the Loan.

3.1.6                        FT-FIN GP Ownership Interest Pledge and Security Agreement.  A first priority Ownership Interest Pledge and Security Agreement granted by FT-FIN GP to the Agent, on behalf of the Lenders, with respect to all right, title, and interest of FT-FIN GP to and in its general partner’s interest in each Borrower Partnership, respectively.

3.1.7                        Guaranties.

(a)                                  The continuing guaranty from each Guarantor, pursuant to which each Guarantor shall guaranty the prompt, punctual, and faithful payment of the Loan and the performance of all other Obligations to the Agent and each of the Lenders under the Loan Documents; provided, however, that any particular Guaranty may be on a limited or non-recourse basis as, and only to the extent, specifically approved by the Agent and provided in any such Guaranty (singly and collectively the “Guaranty”).

3.1.8                        Environmental Compliance and Indemnification Agreement.  A compliance and indemnification agreement with respect to environmental matters (“Environmental Indemnity”) from the Borrower, First Union and each Guarantor (collectively, the Indemnitor”) in favor of the Agent and each of the Lenders.

3.1.9                        Escrow Agreement Respecting Mortgage.  An escrow agreement (“Escrow Agreement Respecting Mortgage”) pursuant to which the Borrower and Orlando Owner, respectively, execute and deliver in escrow to the Agent, on behalf of the Lenders, the Mortgage on the Orlando Property.

3.1.10                  Escrow Agreement Respecting Ground Lease Extensions and Lease Options.  An escrow agreement (“Escrow Agreement Respecting Ground Lease Extensions and Lease Options”) pursuant to which the Borrower and certain Property Owners, respectively and as applicable, execute and deliver in escrow to the Agent, on behalf of the Lenders, executed notices and such other documents and agreements required to exercise all extensions and other rights respecting the following, as determined in the reasonable judgment of the Agent.

(a)                                  Those lease extension options (singly and collectively, the “Ground Lease Extension Options”) relating to all ground lessor interests held by any party as detailed on Schedule 2.8.4, whether with respect to a Ground Lease in effect as of the date hereof and any other Ground Lease which may be entered into hereafter, including any Ground Lease entered into in connection with the exercise of a Remainder Ground Lease Option.

3.1.11                  Additional Documents.  Any other documents, instruments and agreements with respect to the Loan as set forth on the Loan Agenda.

3.2                                 Loan Documents and Security Documents.  The Loan shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the “Loan Documents”, each as the same may be hereafter modified or amended, consisting of: (i) this Loan Agreement; (ii) the promissory notes in the form of Exhibit C, annexed hereto, payable by the Borrower to each of the respective Lenders in the original aggregate principal amount of up to FIFTY-THREE MILLION DOLLARS ($53,000,000.00) (collectively, the “Note”); (iii) the various documents and agreements referenced in Section 3.1, above; (iv) any Consents or Payment Direction Letters executed by any Borrower Subsidiary; (v) the Interest Rate Protection Agreement, (vi) the Cash Management Agreement; and (vii) any other documents, instruments, or agreements heretofore or hereafter executed to further evidence or secure the Loan.

Each of the Loan Documents listed above is dated as of the date hereof.  The Loan Documents referenced in Section 3.1 are sometimes referred to herein, singly and collectively as the “Security Documents”.

ARTICLE 4

CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES

4.1                                 Authorized Representatives.  Agent and each of the Lenders are authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated (“Authorized Representatives”) to bind the Borrower with respect to all matters pertaining to the Loan and the Loan Documents including, but not limited to, the selection of interest rates, the submission of the request for the Loan Advance and certificates with regard thereto.  Such authorization may be changed only upon written notice to Agent accompanied by evidence, reasonably satisfactory to Agent, of the authority of the person giving such notice.  The present Authorized Representatives as to the Borrower are listed on Exhibit D.  The Agent shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure Agent and each of the Lenders that each Authorized Representative is a responsible and senior official of the Borrower.

ARTICLE 5

CONDITIONS PRECEDENT.

It shall be a condition precedent of Lenders’ obligation to close the Loan and to fund the Initial Advance that each of the following conditions precedent be satisfied in full (as determined by each Lender in its discretion which discretion shall be exercised in good faith having due regard for the advice of the Agent), unless specifically waived in writing by all of the Lenders at or prior to the date of the funding of the Initial Advance (the date of the closing of the Loan shall be referred to herein as the “Closing Date” and the date of the Initial Advance shall be referred to herein as the “Funding Date”), and the Lenders shall, subject to compliance with all of the other terms, conditions and provisions of this Agreement, make disbursement of the Initial Advance on the Closing Date and shall, if so requested by Borrower as and when provided in Section 5.20 and as otherwise provided herein, make disbursement of the remaining Subsequent Advance subject to the satisfaction of said following conditions precedent:

5.1                                 Satisfactory Loan Documents and Related Documents; Loan Agenda Items.  On the Funding Date, each of the Loan Documents and the Related Documents shall be satisfactory in form, content and manner of execution and delivery to Agent and Agent’s counsel and all Loan Documents and Related Documents shall be in full force and effect.  Without limiting the foregoing, the Agent shall have received each of the instruments, documents, and agreements itemized on the Loan Agenda, each executed and delivered in favor of, and/or in form and substance reasonably satisfactory to, the Agent.

5.2                                 Financial Information; No Material Change.

(a)                                  No change shall have occurred in the financial condition, business, affairs, operations or control of the Borrower, the Loan Parties, and/or the other Loan Parties since the date of their respective financial statements or financial projections most recently delivered to Agent, which change has had or could reasonably be expected to have a Material Adverse Effect; and the Borrower and the other Loan Parties shall have furnished Agent such other financial information, projections, and certifications as reasonably requested by the Agent.

(b)                                 The absence of any material adverse change in the loan syndication, financial or capital market conditions generally from those currently in effect.

(c)                                  The Borrower shall have provided to the Agent a copy certified by an officer of the Borrower of its balance sheet after giving effect to the Loan, to evidence that the Borrower is solvent, has assets having a fair value in excess of the amount required to pay the Borrower’s probable liabilities on the Borrower’s existing Debts as such become absolute and mature, and has adequate capital for the conduct of the Borrower’s business and the ability to pay the Borrower’s Debts from time to time incurred in connection therewith as such Debts mature.

5.3                                 Warranties and Representations Accurate.  All warranties and representations made by or on behalf of any of the Borrower and the other Loan Parties, or any of them, to Agent or any of the Lenders shall be true, accurate and complete in all material respects and, to the best of the Borrower’s Knowledge, shall not omit any material fact necessary to make the same not misleading.

5.4                                 Validity and Sufficiency of Security Documents.  The Security Documents shall create a valid and perfected lien on the Collateral described therein and each of the Security Documents and related UCC filings shall have been duly recorded and filed to the satisfaction of Agent and Agent’s counsel, including, without limitation, as follows:

(a)                                  On the Funding Date, the Borrower and the other Loan Parties shall have delivered to the Agent evidence of the completion of all recordings and filings of, or with respect to, the Security Documents or, in the case of UCC-1 financing statements, delivery of such financing statements in proper form for recording, and shall have taken all such other actions as may be necessary or, in the reasonable opinion of the Agent, desirable to perfect the Liens and security interests intended to be created by the Security Documents in the Collateral covered thereby.  Such filings, recordings and other actions shall include, without limitation, in addition to the UCC-1 financing statements, (x) delivery to the Agent of the certificates, if any, representing the respective partnership and membership interests in each partnership and limited liability company, the partnership or membership interests in which are being pledged to Agent on behalf of the Lenders pursuant to the Security Documents, and (y) delivery to the Agent of all consents, acknowledgments, and approvals relating in any way to the Security Documents as the Agent in its reasonable discretion determines appropriate, including, without limitation, those consents and approvals set forth in the Loan Agenda with respect to the granting of the Security Documents and the acknowledgment of the interests of the Agent and the Lenders created therein (the “Consents”); and

(b)                                 on or prior to the Funding Date, the Agent shall have received the results of a UCC, tax lien and judgment search in the jurisdictions in which the Borrower, the Borrower Subsidiaries, and the other Loan Parties, respectively, are organized, have assets, or have their chief executive office, and the results of such search shall indicate there are no judgments or Liens not permitted under the Loan Documents.

5.5                                 Payment Direction And Authorization. Agent shall have received evidence of such Payment Direction Letters set forth in the Loan Agenda in order to evidence the intended management of the cash flow of the Borrower and the other Loan Parties.

5.6                                 Litigation.  Except as noted on Schedule 6.5, on the Funding Date, there shall not be any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of the Borrower’s Knowledge, threatened with respect to the Loan, the transactions contemplated in the Loan Documents or any documentation executed in connection therewith, or in connection with the Borrower or any other Loan Party, which the Agent shall determine in good faith is likely to have a Material Adverse Effect.

5.7                                 Formation Documents and Entity Agreements.

(a)                                  On the Funding Date, the Agent shall have received a certificate of the general partner or managing member or manager, as applicable, of the Borrower and each other Loan Party which is a partnership or limited liability company, annexing and certifying as to (a) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing a copy thereof), (b) due authorization, execution and delivery by such entity of the Loan Documents to which it is a party, and (c) such entity being in good standing and authorized to do business in each jurisdiction where the ownership of its assets and operation of its business requires such qualification, as each of the foregoing is set forth in Loan Agenda;

(b)                                 On the Funding Date, the Agent shall have received a certificate of the managing member or manager of each Loan Party which is a limited liability company annexing and certifying as to (a) resolutions of such entity authorizing and approving the transactions contemplated by the Loan Documents, and the execution and delivery thereof by such entity in respect of the documents to which it is a party and on behalf of the other entities in which such limited liability company is a general partner or managing member in respect of any of the Loan Documents, (b) signatures and incumbency of all officers of such limited liability company executing documentation on behalf of such entity or on behalf of any entity as to which such limited liability company is a general partner or managing member, as the case may be, in connection with the transactions contemplated by the Loan Documents, (c) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing copies thereof) and (d) such entity being in good standing and authorized to do business in each jurisdiction where the conduct of its business and ownership of its assets requires such qualification, as each of the foregoing is set forth in the Loan Agenda.

(c)                                  On the Funding Date, the Agent shall have received a certificate of the secretary of each Loan Party which is a corporation annexing and certifying as to (a) corporate resolutions of such entity authorizing and approving the transactions contemplated by the Loan Documents, and the execution and delivery thereof by such entity in respect of the documents to which it is a party and on behalf of the other entities in which such corporation is a general partner or managing member in respect of any of the Loan Documents, (b) signatures and incumbency of all officers of such corporation executing documentation on behalf of such entity or on behalf of any entity as to which such corporation is a general partner or managing member, as the case may be, in connection with the transactions contemplated by the Loan Documents, (c) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing copies thereof) and (d) such entity being in good standing and authorized to do business in each jurisdiction where the conduct of its business and ownership of its assets requires such qualification, including, as each of the foregoing is set forth in the Loan Agenda.

5.8                                 Compliance With Law.  There are no Legal Requirements which prohibit or adversely limit the capacity or authority of the Borrower to enter into the Loan or any Loan Party to execute the Loan Documents to which it is a party, and perform the obligations of such Person with respect thereto.

5.9                                 Compliance With Financial Covenants.  Agent shall have received an Officer’s Certificate reflecting compliance with the Financial Covenants and the terms and conditions hereof.

5.10                           Due Diligence.  Agent shall have received and completed a review of such due diligence as the Agent may require with respect to any Individual Property, including, without limitation:

(a)                                  Updated title reports and copies of specimen owner’s title insurance policies (which policies shall include, without limitation, a mezzanine endorsement) with respect to the Individual Properties owned (fee simple or land estate) or ground leased by any Property Owner, reflecting the owner thereof, the interest of the Property Owner therein, and any Mortgage Debt (the “Title Reports”);

(b)                                 For the Churchill Property, a lender’s title insurance policy in favor of Agent insuring the mortgage granted by the Churchill Owner to the Agent, containing such coverages and endorsements as the Agent may reasonably require;

(c)                                  For the Orlando Property, a commitment for the issuance of a lender’s title insurance policy in favor of Agent insuring the mortgage granted by the Orlando Owner to the Agent, containing such coverages and endorsements as the Agent may reasonably require;

(d)                                 Copies of all notes and mortgages evidencing all Mortgage Debt on any Individual Property;

(e)                                  As requested by the Agent, copies of all Ownership Interest Agreements;

(f)                                    Borrower’s certification as to the principal balance and the regularly scheduled principal and interest payments due on all First Mortgage Debt as of November 15, 2004;

(g)                                 For each Individual Property, third party market rent updates;

(h)                                 Tenant estoppel certificates from each tenant under a Lease;

(i)                                     Estoppel Certificates from each ground lessor and/or remainderman (as available) as applicable to each Individual Property;

(j)                                     Zoning reports and surveys for each Individual Property; and

(k)                                  Copies of all Leases for any Individual Property.

5.11                           Condition of Property.  There shall have been no uninsured, unrepaired, or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise the Individual Properties which could reasonably be expected to have a Material Adverse Effect.

5.12                           Insurance.  The Borrower shall have provided to Agent and each of the Lenders evidence of the following insurance, each meeting the requirements of the Agent: (i) reasonably satisfactory blanket liability insurance in favor of the Borrower and each of the Borrower Subsidiaries, with the Agent and the Lenders named as additional insureds and, with respect to the Churchill Property, physical all-risk insurance acceptable to the Agent with the Agent named as mortgagee and loss payee; (ii) a reasonably satisfactory report from the third party monitoring the insurance as to the hazard and other insurance on the Individual Properties maintained by the respective tenant thereof, evidencing compliance with Exhibit E and, as applicable, the respective Lease of each Individual Property, and (iii) a reasonably satisfactory third party contract regarding the monitoring of the insurance to be obtained by tenants under Leases with respect to the Individual Properties.

5.13                           Third Party Consents and Agreements.  The Agent shall have received the Consents and such other third party consents and agreements as the Agent may require with respect to the Loan.

5.14                           Intentionally Omitted.

5.15                           Cash Management.  The Borrower, each Borrower Subsidiary, and FT-FIN GP shall open a Depository Account, as provided for herein, and the Borrower, FT-FIN GP, and each Property Owner shall enter into a Cash Management Agreement with the Agent.

5.16                           Interest Rate Protection Agreement.  The Borrower shall have entered into an Interest Rate Protection Agreement, from an issuer and in form and substance reasonably acceptable to the Agent, with respect to the Loan, which Interest Rate Protection Agreement shall be collaterally assigned to the Agent, on behalf of the Lenders, to secure the Obligations.

5.17                           Legal Opinions.  Agent shall have received and approved legal opinion letters from counsel representing the Borrower and the other Loan Parties which meet Agent’s legal opinion requirements and covering such matters incident to the transactions contemplated herein, as the Agent may reasonably request.

5.18                           No Default.  There shall not be any Default under any of the Loan Documents.

5.19                           Acquisition.  Agent shall have received and completed a review of such due diligence and documentation as the Agent may require with respect to the Acquisition.  All conditions precedent to completion of the Acquisition shall have been satisfied, as determined by the Agent, and all documentation necessary to complete the Acquisition shall have been approved by the Agent and have been executed, or will be executed simultaneous with the funding of the Loan.

5.20                           Subsequent Advance.  Upon the written request of the Borrower, at the sole option of the Borrower, provided to the Agent not later than December 31, 2004, the Lenders agree to make the Subsequent Advance to the Borrower subject to the following terms and conditions:

5.20.1                  No Default or Event of Default shall have occurred and be continuing as of the date such notice is given and as of date of the proposed Subsequent Advance;

5.20.2                  The Borrower remains in compliance with the various conditions set forth in Section 5.1 through 5.19 above; and

5.20.3                  The Borrower is in compliance with the Financial Covenants and shall remain in pro forma compliance with the Financial Covenants after giving effect to the Subsequent Advance.

ARTICLE 6

WARRANTIES AND REPRESENTATIONS.

The Borrower warrants and represents to Agent and each of the Lenders for the express purpose of inducing Lenders to enter into this Agreement, to make the Loan Advance, and to otherwise complete all of the transactions contemplated hereby that upon the date of the Loan Advance and at all times thereafter until the Loan has been repaid and all Obligations have been satisfied as follows:

6.1                                 Formation.  Each of the Borrower and the other Loan Parties has been duly formed and is validly existing and in good standing as a corporation, partnership or limited liability company, as the case may be, under the laws of the State of its formation.  Each of the Borrower and the other Loan Parties has the requisite corporate, partnership or company power and authority, as applicable, to own its assets and conduct its businesses as currently conducted and owned, and to enter into and perform its obligations under each Loan Document and/or Related Document to which it is a party.  Each of the Borrower and the other Loan Parties is in good standing and authorized to do business in each jurisdiction where the ownership of its assets and/or the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

6.2                                 Proceedings; Enforceability.  Each of the Borrower and the other Loan Parties has taken all requisite corporate, partnership or company action, as applicable, to authorize the execution, delivery and performance by such Person of the Loan Documents and/or the Related Documents to which it is a party.  Each Loan Document and the Related Document to which it is a party which is required to be executed and delivered on or prior to the date on which this representation and warranty is being made has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of each of the Borrower and the other Loan Parties which is a party thereto, enforceable against each such Person in accordance with its respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.3                                 Conflicts.  Neither the execution, delivery and performance of the Loan Documents and the Related Documents by each of the Borrower and the other Loan Parties or compliance by any such Person with the terms and provisions thereof (including, without limitation, the granting of Liens pursuant to the Security Documents), (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants or conditions of, or constitute a default under, or result in the creation or imposition (or the obligation to create or impose) of any Lien (except pursuant to the Security Documents) upon any of the property or assets of any such Person pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other agreement, contract or instrument to which any such Person is a party or by which it or any of its properties or assets is bound or to which it may be subject or (iii) will violate any provision of any Formation Document of any such Person.

6.4                                 Ownership and Taxpayer Identification Numbers.

(a)                                  All of the partners, owners, stockholders, and members, respectively and as may be applicable, of each of the Borrower and the other Loan Parties are listed in Exhibit F.  The exact correct name and organizational number(s) and federal employer identification number(s) of the Borrower and the other Loan Parties are accurately stated in Exhibits F, L and M.

(b)                                 The Borrower is the owner of all of the ownership interests set forth in Section 3.1.3, above, pledged by it to the Agent, on behalf of the Lenders.  Except for such ownership interests, the Borrower does not directly hold any stock, membership, partnership or ownership interest in any other Person.

(c)                                  The Borrower and FT-FIN GP are each the owner, respectively, of all of the ownership interests to be pledged to the Agent, on behalf of the Lenders, pursuant to the Loan Documents.  Except for such ownership interests and except as shown on Schedule 6.4, the Borrower and the other Loan Parties do not directly hold any stock, membership, partnership or ownership interest in any other Person.

(d)                                 Except as shown on Schedule 6.4, no Loan Party or third party, directly or indirectly, owns or controls any interest in any asset relating to the Borrower or the business operations of the Borrower and/or the Borrower Subsidiaries.

6.5                                 Litigation.  Except as set forth in Schedule 6.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of the Borrower’s Knowledge, threatened with respect to the Loan, or the transactions contemplated in the Loan Documents or the Related Documents, or any documentation executed in connection therewith, or against the Borrower and/or any of the other Loan Parties which could reasonably be expected to have a Material Adverse Effect.

6.6                                 Information.  All factual information furnished by or on behalf of the Borrower and the other Loan Parties to the Agent and/or any of the Lenders (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the other Loan Parties to the Agent and/or any of the Lenders will be, true and accurate in all material respects on the date as of which such information is dated or certified and to the best of the Borrower’s Knowledge, not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

6.7                                 Taxes.  Each of the Borrower and the other Loan Parties has made all required tax filings and have paid all federal, state and local taxes applicable to them and/or their respective assets, except if contested in accordance with Section 9.1.

6.8                                 Financial Information.  The financial statements of the Borrower and the other Loan Parties provided to the Agent present fairly the financial conditions of each at the dates of such statements of financial condition and the results of operations for the periods covered thereby. The financial projections of the Borrower and the other Loan Parties present a good faith estimate of the projected financial condition of each at the reflected dates and the projected results of operations for the periods covered thereby. Since the dates of the relevant financial statements, no change has occurred which could have or reasonably be expected to have a Material Adverse Effect.

6.9                                 Management Agreements.  There are no other management agreements or asset management agreements respecting the management of the assets of the Borrower and/or any of the other Loan Parties.

6.10                           Control Provisions.

(a)                                  The Borrower controls, directly or indirectly, and without the requirement for consent of any other Person, the management of each Borrower Subsidiary.

(b)                                 There are no provisions in any limited partnership agreement, operating agreement, certificate of incorporation, bylaws or any other agreement or instrument to which the Borrower or any Borrower Subsidiary is party, under which any Person (other than the Borrower or a Borrower Subsidiary) has the right to exercise the management or control rights, powers or authority currently belonging to the Borrower or any Borrower Subsidiary, except as set forth in (i) any mortgage, deed of trust or similar security agreement encumbering any Individual Property upon exercise of the rights and remedies upon default set forth in any of the foregoing, or (ii) the rights of FT-FIN GP as general partner of the Borrower Partnerships.

6.11                           Formation Documents.  The Borrower has delivered or caused to be delivered to the Agent true and complete copies of all Formation Documents of the Borrower and the other Loan Parties, and all amendments thereto as of the date hereof and as of the date of the Loan Advance.

6.12                           Related Documents.  To the extent not provided for otherwise in this Article 6, true and correct copies of all other Related Documents, together with all amendments and modifications thereto, have been delivered to the Agent, each of which is in full force and effect and, to the best of the Borrower’s Knowledge, no material default has occurred thereunder which could have a Material Adverse Effect.

6.13                           Bankruptcy Filings.  None of the Borrower or any of the other Loan Parties is contemplating either a filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and the Borrower has no Knowledge of any Person contemplating the filing of any such petition against any of the Borrower and/or any of the other Loan Parties.

6.14                           Options.  No Person holds a right of first refusal or option to purchase with respect to any item of Collateral other than as set forth in the Leases.

6.15                           Investment Company.  None of the Borrower and/or any of the other Loan Parties is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.16                           Holding Company.  None of the Borrower and/or any of the other Loan Parties is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.17                           Individual Properties.

6.17.1                  Each of the Property Owners possesses such Licenses and Permits issued by the appropriate federal, state, or local regulatory agencies or bodies necessary to own and operate each Individual Property, except where the failure to possess any such License or Permit would not have a Material Adverse Effect. The Property Owners are in material compliance with the terms and conditions of all such Licenses and Permits, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect.  All of the Licenses and Permits are valid and in full force and effect, except where the invalidity of such Licenses and Permits or the failure of such Licenses and Permits to be in full force and effect would not result in a Material Adverse Effect.  Neither the Borrower nor any of the Property Owners has received any notice of proceedings relating to the revocation or modification of any such Licenses and Permits which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

6.17.2                  Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) the Property Owners have either (x) fee simple title to the Individual Properties, (y) a land estate interest for a specified number of years in the Individual Properties, or (z) a leasehold estate interest in the Individual Properties, as set forth in Schedule 6.17; (ii) the interests of the Property Owners in the Individual Properties are not subject to any Liens securing the repayment of money except for those securing the repayment of the First Mortgage Debt, as set forth in Schedule 6.17.8, and (iii) each land estate remainderman interest and lessor interest under a Ground Lease is not, directly or indirectly, owned or controlled by a Loan Party, Borrower Subsidiary or other Loan Party;

6.17.3                  Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) to the best of Borrower’s Knowledge and except as otherwise disclosed in those reports identified on Schedule 6.17.3, each Individual Property is free of any Hazardous Materials in violation of any Environmental Laws applicable to such property; (ii) none of the Property Owners or Borrower has received any notice of a claim under or pursuant to any Environmental Laws applicable to an Individual Property or under common law pertaining to Hazardous Materials on or originating from any Individual Property; and (iii) none of the Property Owners or Borrower has received any notice from any Governmental Authority claiming any material violation of any Environmental Laws that is uncured or unremediated as of the date hereof;

6.17.4                  The mortgages and deeds of trust encumbering the Individual Properties of any Property Owners are not cross-defaulted or cross-collateralized to any Individual Property owned by any other Property Owners;

6.17.5                  Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) with respect to the Individual Properties, each Lease is in full force and effect, (ii) except as set forth in Schedule 6.17.5, to the best of Borrower’s Knowledge, none of the Property Owners is in default in the performance of any material obligation under any Lease and Borrower has no Knowledge of any circumstances which, with the passage of time or the giving of notice, or both, would constitute an event of default by any party under any of the Leases, (iii) except as set forth in Schedule 6.17.5, to the best of Borrower’s Knowledge, no tenant is in monetary default beyond thirty (30) days or material non-monetary default under its Lease, (iv) except as otherwise expressly set forth in Schedule 6.17.5, to the best of Borrower’s Knowledge, there are no actions, voluntary or involuntary, pending against any tenant under a Lease under any bankruptcy or insolvency laws, (v) none of the Leases and none of the rents or other amounts payable thereunder has been assigned, pledged or encumbered by any of the Property Owners or any other Person, except in connection with financing secured by the applicable Individual Property, and (vi) the basic terms and conditions of each Lease are set forth in Schedule 6.17.5 and Schedule 6.17.6 (the foregoing schedule, as updated from time to time as provided herein, being referred to herein as the “Lease Schedule”).

6.17.6                  Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) each Ground Lease is valid, binding and in full force and effect as against the applicable Property Owners and, to the best of Borrower’s Knowledge, the other party thereto, (ii) except for tenants under the Leases and except in connection with security relating to the Mortgage Debt, none of the Ground Leases is subject to any pledge, lien, assignment, license or other agreement granting to any third party any interest therein or any right to the use or occupancy of any premises leased thereunder, (iii) no payments under any Ground Lease are delinquent and no notice of default thereunder has been sent or received by any Loan Party which has not been cured or waived prior to the date hereof, and to the best of Borrower’s Knowledge, there does not exist under any of the Ground Leases any default by any Property Owners or any event which merely with notice or lapse of time or both, would constitute such a default by any of the Property Owners, and (iv) the basic terms and conditions of each Ground Lease are set forth in Schedule 6.17.6 and Schedule 2.8.4, including, without limitation, all such Ground Lease Extension Options (x) which have been exercised as of the Closing Date and (y) as to which the final date to exercise such Ground Lease Extension Option is within the next twelve (12) months (including all applicable dates by which notices must be provided in connection with the exercise of same) (the foregoing schedule, as updated from time to time as provided herein, being referred to as the “Ground Lease Extension Option Schedule”).

6.17.7                  Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) each Ownership Interest Agreement relating to a Remainder Ground Lease Option is valid, binding and in full force and effect as against the applicable Property Owners and, to the best of Borrower’s Knowledge, the other party thereto, (ii) except for tenants under the Leases and except in connection with security relating to the Mortgage Debt, none of the Remainder Ground Lease Options is subject to any pledge, lien, assignment, license or other agreement granting to any third party any interest therein or any right to the use or occupancy of any premises leased thereunder, (iii) no payments under any Ownership Interest Agreement relating to a

Remainder Ground Lease Option are delinquent and no notice of default thereunder has been sent or received by any Borrower, any other Loan Party or other Loan Party which has not been cured or waived prior to the date hereof, and to the best of Borrower’s Knowledge, there does not exist under any of the Ownership Interest Agreements relating to the Remainder Ground Lease Options any default by any Property Owners or any event which merely with notice or lapse of time or both, would constitute such a default by any of the Property Owners, and (iv)  the basic terms and conditions of each Remainder Ground Lease Option are set forth in Schedule 6.17.6 and Schedule 2.8.4, including, without limitation, all such Remainder Ground Lease Options as to which the final date to exercise such Remainder Ground Lease Option is within the next twelve (12) months (including all applicable dates by which notices must be provided in connection with the exercise of same) (the foregoing schedule, as updated from time to time as provided herein, being referred to as the “Remainder Ground Lease Option Schedule”).

6.17.8                  Schedule 6.17.8 accurately details in all material respects the approximate amount, term, and interest rate applicable to all Mortgage Debt encumbering the Individual Properties (the foregoing schedule, as updated from time to time as provided herein, the “Mortgage Debt Schedule”). Except as noted on Schedule 6.17.8, no notice of default thereunder has been sent or received by any Loan Party which has not been cured or waived prior to the date hereof, and to the best of the Borrower’s Knowledge, there does not exist with respect to any Mortgage Debt any default by any Property Owners or any event which merely with notice or lapse of time or both, would constitute such a default by any of the Property Owners.  None of the Borrower, any Loan Party, any Borrower Subsidiary, or any other Loan Party owns, directly or indirectly, any material interest in any Mortgage Debt.

6.17.9                  Each of the Property Owners is treated as a partnership for federal income tax purposes and does not constitute a publicly traded partnership within the meaning of Section 7704 of the Code.

6.17.10            Each of the Property Owners possesses valid owner’s policy title insurance from title insurers of recognized financial responsibility on each of the Individual Properties in amounts not less than the original purchase price of such properties, and such title insurance is in full force and effect.

6.17.11            Except as set forth in Schedule 6.17.11, as to any of the Individual Properties, there is not pending the exercise of any Economic Discontinuance Rights by any tenants.

6.18                           Use of Proceeds.  The proceeds of the Loan shall be used solely and exclusively as provided in Section 1.3.  No portion of the proceeds of the Loan shall be used by the Borrower directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry any margin stock or to extend credit to others for the purpose thereof or to repay or refund indebtedness previously incurred for such purpose, or (ii) for any purpose which would violate or be inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System including, without limitation, Regulations G, T, U and X thereof.

6.19                           Insurance.

6.19.1                  (i) The Individual Properties are insured by insurers of recognized financial responsibility against such losses and risks in compliance with the requirements of the Leases and as set forth in Exhibit E, hereto, such insurance maintained by the tenants under the Leases; (ii) the Borrower has a monitoring system in place to periodically verify whether the tenants under the Leases have in place insurance as required by the applicable Lease; and (iii) the Borrower has satisfactory liability insurance in favor of the Borrower and each of the Borrower Subsidiaries in compliance with the requirements of the Agent in effect on the date hereof.

6.20                           Deferred Compensation and ERISA.  None of the Borrower and/or any of the other Loan Parties has any pension, profit sharing, stock option, insurance or other arrangement or Plan for employees covered by ERISA except as may be designated to Agent in writing by the Borrower from time to time and no Reportable Event has occurred and is now continuing with respect to any such ERISA Plan.  The granting of the Loan, the performance by the Borrower and/or of any of the other Loan Parties of their respective obligations under the Loan Documents and/or such Persons’ conducting of their respective operations do not and will not violate any provisions of ERISA.

6.21                           No Default.  There is no Default on the part of the Borrower or any of the other Loan Parties under this Agreement or any of the other Loan Documents and no event has occurred and is continuing which would constitute a Default under any Loan Document.

6.22                           Other Loan Parties’ Warranties and Representations.  The Borrower has no reason to believe that any warranties or representations made in writing by any of the other Loan Parties to the Agent or any of the Lenders are untrue, incomplete or misleading in any material respect.

ARTICLE 7

AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that from the date hereof and so long as any indebtedness is outstanding hereunder, or any of the Loan or other Obligations remains outstanding, as follows:

7.1                                 Notices.  The Borrower shall, with reasonable promptness, but in all events within five (5) days after it has actual Knowledge thereof, notify Agent and each of the Lenders in writing of the occurrence of any act, event or condition which constitutes a Default or Event of Default under any of the Loan Documents.  Such notification shall include a written statement of any remedial or curative actions which the Borrower proposes to undertake and/or to cause any of the other Loan Parties to undertake to cure or remedy such Default or Event of Default.

7.2                                 Financial Statements; Reports; Officer’s Certificates.  The Borrower shall furnish or cause to be furnished to Agent as set forth herein from time to time, the following financial statements, reports, certificates, and other information, all in form, manner of presentation and substance acceptable to Agent and each of the Lenders:

7.2.1                        Annual Statements.

(a)                                  Within one hundred twenty (120) days after the close of each fiscal year of the Borrower, the consolidated statements of financial condition of the Borrower and all non-consolidated Borrower Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statements of changes in financial position for such fiscal year, in each case, commencing with the Fiscal Year ending December 31, 2005, setting forth comparative for the preceding fiscal year, internally prepared in accordance with GAAP, all in form and manner of presentation acceptable to Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Agent may from time to time reasonably determine, together with an Officer’s Certificate from the Borrower certifying that such financial statements are true, accurate, and complete in all material respects and that no Default or Event of Default has occurred and is continuing.

(b)                                 Periodic Statements.  Within forty-five (45) days after the close of each calendar quarter (including the quarter ending on December 31) commencing March 31, 2005, the following: (i) the consolidated statements of financial condition of the Borrower and all non-consolidated Borrower Subsidiaries, internally prepared in accordance with GAAP, consistently applied, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and statements of changes in financial position for such quarterly period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, in each case commencing with the Fiscal Year ending December 31, 2004, setting forth comparative figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments, all in form and manner of presentation acceptable to Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Agent may from time to time reasonably determine, (ii) an Officer’s Certificate from the Borrower certifying that such financial statements are true, accurate, and complete in all material respects and that no Default or Event of Default has occurred and is continuing, and (iii) an updated Cash Flow Projection specifically identifying, without limitation, (a) any changes to the Cash Flow Projections provided in then prior Officer’s Certificate and (b) any Distributions by Borrower Subsidiaries projected during the next one-hundred and eighty (180) days.

(c)                                  Compliance Certificates.  Within forty-five (45) days after the close of each quarterly Accounting period in each Fiscal Year of the Borrower commencing March 31, 2005, Compliance Certificates in the form of Exhibit G, annexed hereto, together with an Officer’s Certificate from the Borrower providing and otherwise certifying with respect to the following:

(i)                                     the compliance with the Financial Covenants and the scheduled principal payments provided for in Section 2.5.1, with such supporting detail as is deemed necessary by the Agent to verify the calculations incorporated therein;

(ii)                                  any changes to the Lease Schedule, including, without limitation, specific identification of (a) any Leases which will expire within one (1) calendar year from the date of the respective Officer’s Certificate and the applicable dates and conditions by and upon which such term may be extended, (b) any material defaults then existing under any Lease of which the Borrower has Knowledge not included in a prior Officer’s Certificate or Lease Schedule, (c) any Leases as to which the term thereof has expired since the date of the then prior Officer’s Certificate, without the extension thereof, of which the Borrower has Knowledge, (d) any Leases as to which the tenant has vacated the subject premises since the date of the then prior Officer’s Certificate, of which the Borrower has Knowledge, (e) any Leases or commitments to lease entered into since the date of the then prior Officer’s Certificate, and (f) an updated summary of any pending exercise by any tenant under a Lease of Economic Discontinuance Rights from the date of the then prior Officer’s Certificate, including, without limitation, (i) the identity of the subject Individual Property, (ii) the date by which the relevant Property Owner must reject the Rejectable Offer, and (iii) the current calculation of the applicable Rejection Test with such supporting detail as is deemed necessary by the Agent to verify the calculations incorporated therein;

(iii)                               any changes to the Ground Lease Extension Option Schedule, including, without limitation, (a) specific identification of all Ground Lease Extension Options (i) which have been exercised since the date of the then prior Officer’s Certificate, and (ii) as to which the final date for exercising such Ground Lease Extension Option is within the twelve (12) months following the date of the Officer’s Certificate (including all applicable dates by which notices must be provided in connection with the exercise of same), and (b) any defaults then existing under any Ground Lease not included in a prior Officer’s Certificate or Ground Lease Extension Option Schedule;

(iv)                              any changes to the Remainder Ground Lease Options Schedule, including, without limitation, (a) specific identification of all Remainder Ground Lease Options (i) which have been exercised since the date of then prior Officer’s Certificate and (ii) as to which the final date for exercising such remainder Ground Lease Option is within the twelve (12) months following the date of the Officer’s Certificate (including all applicable dates by which notices must be provided in connection with the exercise of same), (b) any defaults then existing under any Ownership Interest Agreement relating to a Remainder Ground Lease Option not included in a prior Officer’s Certificate or Remainder Ground Lease Option Schedule, and (c) a listing of any remainderman interests or ground lessor interests in Ground Leases (i) acquired by the Borrower, any of the Borrower Subsidiaries and/or any of the other Loan Parties since the date of the then prior Officer’s Certificate, together with specific detail as to the nature of the interest acquired and the Person to whom the interest was transferred, and (ii) as to which an agreement has been entered into since the date of the then prior Officer’s Certificate for the acquisition thereof by the Borrower, the Borrower Subsidiaries, and/or any of the other Loan Parties, together with the primary terms of such agreement;

(v)                                 any changes to the Mortgage Debt Schedule, including, without limitation, (a) any prepayments made on any Mortgage Debt since the date of the then prior Officer’s Certificate, (b)  specific identification of all Mortgage Debt which matures within the twelve (12) months following the date of the Officer’s Certificate, (c) any refinancing of such Mortgage Debt which has occurred (or for which an application has been made or a loan commitment received) since the date of the then prior Officer’s Certificate, together with a summary of the use and disbursement of the proceeds thereof, and (d) any defaults then existing under any Mortgage Debt not included in a prior Officer’s Certificate or Mortgage Debt Schedule, with such supporting detail as is deemed necessary by the Agent to verify the calculations incorporated therein;

(vi)                              A listing of any Individual Properties (a) sold by the applicable Property Owner since the date of then prior Officer’s Certificate, together with specific detail as to the use and disbursement of the proceeds of the sale, and (b) as to which an agreement has been entered into since the date of the then prior Officer’s Certificate for the sale thereof, together with the primary terms of such agreement;

(vii)                           a listing of any material assets acquired, or as to which an agreement to acquire has been entered into, by the Borrower, the Borrower Subsidiaries, and/or any of the other Loan Parties since the date of then prior Officer’s Certificate, together with the primary terms of such acquisition or agreement;

(viii)                        except as disclosed in such Officer’s Certificate, to the extent of the knowledge of such officer, a certification that all insurance premiums in respect of insurance policies covering the properties owned (directly or indirectly) by the Property Owners have been paid or are not past due more than sixty (60) days, all debt service payments in respect of any Mortgage Debt of any Property Owner have been made and all real estate taxes and other impositions relating to any Property Owner or its related assets have been paid; and

(ix)                                a summary of the status of any pending insurance claims or condemnation award proceedings.

(d)                                 Data Requested.  Within a reasonable period of time and from time to time such other financial data or information as Agent may reasonably request with respect to the Individual Properties, the Borrower, the Borrower Subsidiaries, and/or any of the other Loan Parties, including, but not limited to, rent rolls, aged receivables, aged payables, leases, budgets, forecasts, reserves, cash flow projections, deposit accounts, mortgage information, physical condition of the Individual Properties and pending lease proposals.

(e)                                  Tax Returns.  To the extent prepared and filed, upon Agent’s request, copies of all federal and state tax returns of the Borrower and any of the other Loan Parties.

(f)                                    Lease Notices.  Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices, other than routine correspondence, given or received by the Borrower, FT-FIN GP, or any Property Owner with respect to any Lease.

(g)                                 Mortgage Notices.  Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices, other than routine correspondence, given or received by the Borrower, FT-FIN GP, or any Property Owner with respect to any Mortgage Debt.

(h)                                 Ground Lessor/Remainder Interest Notices.  Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices, other than routine correspondence, given or received by Borrower, FT-FIN GP or any Property Owner with respect to any Ownership Interest Agreement, Ground Lease Extension Option, and/or Remainder Ground Lease Option.

(i)                                     Entity Notices. Concurrently with the issuance thereof, copies of all written notices (excluding routine correspondence) given to the partners, owners, stockholders, and/or members, respectively, of the Borrower and/or any of the other Loan Parties.

(j)                                     Notice of Distributions.  Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices of Distributions to the extent given by any Borrower Subsidiaries to the Borrower and/or FT-FIN GP.  The Borrower shall provide the Agent with immediate written notice in the event that the Borrower or any Borrower Subsidiaries determines (or reasonably should be able to determine) that the Cash Flow Projections are no longer accurate and could reasonably be expected to have a Material Adverse Effect.

(k)                                  Property Acquisition or Sale.  Within ten (10) Business Days of receipt thereof, copies of all proposed contracts, agreements, or offers in any way relating to a proposed sale or acquisition of any material asset by the Borrower and/or any of the other Loan Parties, along with a pro forma Compliance Certificate with respect to the Financial Covenants after giving effect to the proposed transaction.

(l)                                     Notices Regarding Payment Direction Letters.  Within ten (10) Business Days of receipt thereof, copies of all notices (excluding routine correspondence) received by the Borrower, FT-FIN GP or any Borrower Subsidiary who has agreed to the direction of the payment of funds as provided for in a Payment Direction Letter.

(m)                               Notice of Termination of Payment Direction Letter. Promptly, and in any event within ten (10) Business Days after an officer of the Borrower obtains Knowledge thereof, written notice of the termination of any Payment Direction Letter, together with evidence of the satisfactory reinstatement or replacement thereof in accordance with the terms and conditions hereof.

(n)                                 Third Party Default Notices.  Immediately upon notice or receipt thereof by the Borrower and/or any of the other Loan Parties, copies of all notices of default, other non-performance, and/or exercise (or intended exercise) relating in any way to any one or more of the Related Documents.

(o)                                 Notice of Litigation. Promptly, and in any event within ten (10) Business Days after the Borrower obtains Knowledge thereof, written notice of any pending or, to the best of the Borrower’s Knowledge, threatened action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) relating in any way to the Loan, the transactions contemplated in the Loan Documents (including, without limitation, with regard to all Distributions), the Related Documents, or the transactions contemplated in connection with the Acquisition or any documentation executed in connection therewith, or relating to the Borrower and/or any of the other Loan Parties, which could reasonably be expected to have a Material Adverse Effect.

(p)                                 Notice of Hazardous Materials  Promptly, and in any event within ten (10) Business Days after the Borrower obtains Knowledge thereof, written notice of (i) any Release (as defined in the Environmental Indemnity) or Threat of Release (as defined in the Environmental Indemnity) of Hazardous Materials on, in, under or affecting all or any portion of any Individual Property or (ii) the violation of any Environmental Law, in each case which could reasonably be expected to have a Material Adverse Effect.

(q)                                 Net Cash Flow.  Within fifteen (15) days after the end of each calendar quarter, a certification of the Net Cash Flow for the quarter then ended.

7.3                                 Existence.  The Borrower shall do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect (x) the partnership, company or corporate existence, as applicable, of FT-FIN GP and the Borrower Subsidiaries and (y) the material rights, licenses, permits and franchises of FT-FIN GP and the Borrower Subsidiaries, (ii) comply with all laws and other Legal Requirements applicable to it and its assets, business and operations and those of FT-FIN GP and the Borrower Subsidiaries, and (iii) to the extent applicable, at all times maintain, preserve and protect all material franchises and trade names and all the remainder of its property used or useful in the conduct of its business, and keep its assets in good working order and repair, ordinary wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

7.4                                 Payment of Taxes.  The Borrower shall duly pay and discharge, and cause FT-FIN GP and each Borrower Subsidiary to duly pay and discharge, before the same shall become overdue, all taxes, assessments, impositions, and other governmental charges payable by it or with respect to the Individual Properties, to the extent that same are not paid by the tenants under the respective Leases, except if contested in accordance with Section 9.1.

7.5                                 Insurance; Casualty, Taking.

7.5.1                        The Borrower shall at all times maintain or cause the appropriate Person to maintain in full force and effect the following insurance: (i) to the best of the Borrower’s Knowledge, the Individual Properties shall be insured by insurers of recognized financial responsibility against such losses and risks in compliance with the Leases and the requirements set forth in Exhibit E hereto, such insurance maintained by the tenants under the Leases; (ii) the Borrower shall have a monitoring system in place to periodically verify whether the tenants under the Leases have in place insurance as required by the applicable Lease; and (iii) the Borrower shall have satisfactory liability insurance in favor of the Borrower and each of the Borrower Subsidiaries in compliance with the requirements in effect of the date hereof.

7.5.2                        In the event of any damage or destruction to any Individual Property (or to the extent now or hereafter applicable, any Collateral) by reason of fire or other hazard or casualty, the Borrower shall give immediate written notice thereof to Agent. If there is any condemnation for public use of any Individual Property (or to the extent now or hereafter applicable, any Collateral), the Borrower shall give immediate written notice thereof to Agent. Further, the Borrower shall upon the request of the Agent provide to the Agent with a report as to the status of any insurance adjustment, condemnation claim, or restoration resulting from any casualty or taking.

7.6                                 Inspection.  The Borrower shall cause the Borrower Subsidiaries to permit the Agent and the Lenders and its/their agents, representatives and employees to inspect the Individual Properties and the Collateral at reasonable hours upon reasonable notice, except to the extent expressly prohibited or otherwise limited in the subject Leases.

7.7                                 Loan Documents.  The Borrower (i) shall observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by it under, and to pay when due all costs, fees and expenses, and other Obligations of the Borrower to the extent required under, the Loan Documents and (ii) shall cause the other Borrower Subsidiaries and other Loan Parties to observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by such Person under, and to pay when due all costs, fees and expenses, and other Obligations to the extent required under, the Loan Documents.

7.8                                 Further Assurances.  The Borrower shall and shall cause the Borrower Subsidiaries and other Loan Parties to execute and deliver to the Agent and the other Lenders such documents, instruments, certificates, assignments and other writings, and do such other acts, necessary or desirable in the reasonable judgment of the Agent, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations and do and execute all and such further lawful acts, conveyances and assurances as the Agent may reasonably require for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents.

7.9                                 Books and Records.  The Borrower shall and shall cause FT-FIN GP and the Borrower Subsidiaries and other Loan Parties to keep and maintain in accordance with GAAP

(or such other Accounting basis reasonably acceptable to the Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of the Borrower and such other Persons and all items of income and expense in connection with their respective business and operations and in connection with any services, equipment or furnishings provided in connection with the operation of the business of the Borrower and such Persons, whether such income or expense is realized thereby or by any other Person.  The Agent shall have the right, not more than once each quarter (unless an Event of Default shall have occurred and be continuing in which case as often as the Agent shall determine), during normal business hours and upon reasonable notice, to examine such books, records and accounts of the Borrower, FT-FIN GP, and the other Loan Parties at the office of the Person maintaining such books, records, and accounts and to make such copies or extracts thereof as the Agent shall desire. The Borrower shall maintain all of its business records at the address specified at the beginning of this Agreement, subject to change upon advance written notification to the Agent.  The Agent may discuss the financial and other affairs of the Borrower and/or, FT-FIN GP, and the other Loan Parties with any of their respective partners, owners, and any accountants (as to accountants, prior to the occurrence of an Event of Default and following the cure of any Event of Default, upon prior approval of the Borrower, not to be unreasonably withheld, and at the cost and expense of the Agent and the Lenders) hired by the Borrower, it being agreed that Agent and each of the Lenders shall use best efforts to not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Loan, enforcing its rights and remedies under the Loan Documents and in the conduct, operation and regulation of its banking and lending business (which may include, without limitation, the transfer of the Loan or of participation interests therein).  Any assignee or transferee of the Loan, co-lender, or any holder of a participation interest in the Loan shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.

7.10                           Business and Operations.  The Borrower shall (and shall cause FT-FIN GP and the Borrower Subsidiaries to) (i) continue to engage in the type of businesses presently conducted by them as of the Closing Date, respectively, as and to the extent the same are necessary for the ownership of, and preservation of the value and utility of, the Collateral and the Individual Properties, and (ii) be qualified to do business and in good standing under the laws of each jurisdiction, and otherwise to comply with all Legal Requirements, as and to the extent the same are required for the ownership, maintenance, management and operation of the assets of such Person except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

7.11                           Title.  The Borrower shall and shall cause the Borrower Subsidiaries to warrant and defend (x) the title to each item of Collateral owned by such Person and every part thereof, subject only to the Liens (if any) permitted hereunder, (y) the validity and priority of the Liens and security interests held by the Agent pursuant to the Loan Documents, in each case against the claims of all Persons whomsoever, and (z) the title to and in the Individual Properties, subject only to the Mortgage Debt and any liens granted to the Agent.  The Borrower shall be responsible to reimburse Agent and the Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by the Agent and/or any of the Lenders if an interest in any item of Collateral, other than as permitted hereunder, is claimed by another Person.

7.12                           Estoppel.  The Borrower shall (and shall cause the Borrower Subsidiaries to), within ten (10) days after a request therefor from the Agent, which request shall not be made by Agent more than once each quarter during each Fiscal Year, furnish to the Agent a statement, duly acknowledged and certified, setting forth (i) the amount then owing by the Borrower in respect of the Obligations, (ii) the date through which interest on the Loan has been paid, (iii) any offsets, counterclaims, credits or defenses to the payment by the Borrower or any Borrower Subsidiary to the Obligations and (iv) whether any written notice of Default from Agent to the Borrower or any of the Borrower Subsidiaries is then outstanding and acknowledging that this Agreement and the other Loan Documents are in full force and effect and unmodified, or if modified, giving the particulars of such modification.

7.13                           ERISA.  The Borrower shall (and shall cause each of FT-FIN GP and the Borrower Subsidiaries to) as soon as possible and, in any event, within ten (10) days after the Borrower, FT-FIN GP, any Borrower Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following which could have or reasonably be expected to have a Material Adverse Effect, deliver to Agent a certificate of the an executive officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, FT-FIN GP, or applicable Borrower Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such the Borrower, FT-FIN GP, Borrower Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  (i) that a Reportable Event has occurred; (ii) that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; (iii) that a contribution required to be made to a Plan has not been timely made; (iv) that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (v) that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; (vi) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; (vii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (viii) that the Borrower, FT-FIN GP, Borrower Subsidiary, or ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA; (ix) or that the Borrower, FT-FIN GP, or Borrower Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(l) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA).  The Borrower shall (and shall cause FT-FIN GP and the Borrower Subsidiaries to) deliver to Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to Agent pursuant to the first sentence hereof, copies of any material notices received by the Borrower, FT-FIN GP, a Borrower Subsidiary, or any ERISA Affiliate with respect to any Plan shall be delivered to Agent no later than ten (10) days after the date such report has been filed with the Internal Revenue Service or such notice has been received by Borrower, FT-FIN GP, or Borrower Subsidiary or ERISA Affiliate, as applicable.

7.14                           Depository Accounts.  The Borrower shall (and shall cause each of the Borrower Subsidiaries and the other Loan Parties) to (i) maintain all operating and other depository accounts, if any, with the Agent (or any successor thereto) (singly and collectively, including the Depository Accounts, the “Borrower Accounts”), the Borrower Accounts as of the date hereof listed on Exhibit R, annexed hereto, unless otherwise agreed by Agent in writing, (ii) maintain a minimum of one depository account for each such Person) with the Agent (or any successor thereto) (singly and collectively, the “Depository Accounts”), unless otherwise agreed by Agent in writing, and (iii) execute and deliver such Cash Management Agreements as Agent shall deem customary and appropriate to provide for terms and conditions satisfactory to the Agent with respect to the use and disbursement of funds in any the Borrower Account.  Each of the Borrower Accounts shall be subject to the Pledge and Security Agreement.

7.15                           Cash Flow; Payment Direction Letters.

7.15.1                  The Borrower agrees that appropriate procedures satisfactory to the Agent will be put in place such that (i) any Distributions by any Borrower Subsidiary payable to the Borrower shall be directly deposited in the designated Depository Account in the name of the Borrower, and (ii) any other Distributions or other revenues or payments received by the Borrower, FT-FIN GP, or any Borrower Subsidiary or any other Loan Party shall be directly deposited in a designated Depository Account in the name of such Person.

7.15.2                  The Borrower agrees that appropriate procedures satisfactory to the Agent will be put in place such that subject to any limitations provided for with respect to any Mortgage Debt: (i) any Distributions and other revenues due or payable to FT-FIN GP and/or any Borrower Subsidiary shall be paid directly in to the designated Depository Account in the name of the Borrower or as otherwise directed by the Agent, and (ii) any Distributions by any Borrower Subsidiary payable to the Borrower and/or FT-FIN GP shall be directly deposited in the designated Depository Account in the name of the Borrower or as otherwise directed by the Agent.  Further, subject to any limitations provided for with respect to any Mortgage Debt, after the occurrence and during the continuance of an Event of Default, Agent shall have the right to receive any and all such Distributions or other revenues and make application thereof to the Obligations.

7.15.3                  The use and disbursement of all funds in the Depository Accounts and the Borrower Accounts shall be subject to the terms and provisions hereof and the Cash Management Agreement.

7.15.4                  The Borrower agrees that to the extent that the Borrower, FT-FIN GP, any Borrower Subsidiary or any other Loan Party receives directly any Distributions or revenues or other payments which are required to be deposited as provided for herein, the Borrower shall, and shall cause such Person to deposit such funds in the applicable designated Depository Account as directed by the Agent.

7.15.5                  The Borrower shall (and shall cause FT-FIN GP and the Borrower Subsidiaries and other Loan Parties) to maintain in place during the term of the Loan such direction letters and agreements as the Agent may from time to time require in order to effectuate the terms and provisions hereof relating to the management of the cash flow of such Persons (together with the Consents (to the extent that the Consents provide for the management of cash flow), the “Payment Direction Letters”), including, without limitation, and provided that such Payment Direction Letters are consistent with this Article 7, including, without limitation, the following:

(a)                                  to each tenant under a Lease for any Individual Property to pay rent, purchase prices, and any other amounts payable under such Lease (a) to the holder (or servicer) of the First Mortgage Debt thereon, or (b) if there exists no First Mortgage Debt on an Individual Property, to the designated Depository Account of such Property Owner;

(b)                                 for each Property Owner (a) with each holder (or servicer) of the First Mortgage Debt on any Individual Property to pay excess proceeds after debt service to the designated Depository Account in the name of the applicable Borrower Subsidiary or, subject to the terms of Section 7.15, as otherwise may be directed by the Agent, or (b) if there exists no First Mortgage Debt on an Individual Property, to pay excess proceeds after debt service to the designated Depository Account of such Property Owner;

(c)                                  with the Borrower Subsidiary to pay any Distribution or other amount due to the Borrower or FT-FIN GP into a designated Depository Account in the respective Person’s name or, subject to the terms of Section 7.15, as otherwise directed by the Agent;

(d)                                 after the occurrence and during the continuance of an Event of Default, such additional Payment Direction Letters so as to direct payment of all funds due, or Distributions payable, to the Borrower, FT-FIN GP, and any Borrower Subsidiaries into the designated Depository Account in the name of the Borrower or, subject to the terms of Section 7.15, as otherwise directed by the Agent; and

(e)                                  such other Payment Direction Letters as Agent may direct from time to time in accordance with the provisions of this Agreement and the other Loan Documents.

7.15.6                  the Borrower shall (and shall cause FT-FIN GP, and the other Loan Parties to) keep in effect all Payment Direction Letters, including, without limitation, any replacements, substitutions, or renewals thereof as the Agent shall reasonably deem appropriate from time to time.

7.16                           Distributions.

7.16.1                  Subject to the requirements set forth in clause (h)(xvi) of the definition of “Single-Purpose Entity” contained herein, the Borrower shall cause the Borrower Subsidiaries to make the maximum amount of all Distributions to the Borrower and FT-FIN GP, respectively, at the earliest opportunity permitted under the respective Formation Documents of each of the Borrower Subsidiaries, but not less often than quarterly or within three (3) Business Days of the receipt of any funds relating to a Mandatory Prepayment Event and shall take all actions necessary (and as may be directed by the Agent) to preserve and maintain the Distribution scheme provided for herein.

7.16.2                  the Borrower shall cause the Borrower Subsidiaries to deposit all Distributions made or payable to the Borrower and/or FT-FIN GP in a designated Depository Account in the name of the Borrower or, subject to the terms of Section 7.15, as otherwise directed by the Agent.

7.17                           Exercise of Ground Lease Extension Options.  The Borrower shall (and shall cause the Property Owners, as applicable, to) provide evidence to the Agent of the due exercise of each and every Ground Lease Extension Option at least thirty (30) days prior to the last date for such exercise (being no less than ninety (90) days prior to the subject Ground Lease term expiration date).  In the event that Borrower fails to provide such evidence to the Agent in a timely fashion, the Agent shall be authorized to exercise the rights provided for in the Escrow Agreement Respecting Ground Lease Extensions with respect thereto.  Borrower shall provide the Agent with all instruments, documents, and agreements requested by the Agent with respect to foregoing provisions of this Section 7.17.

7.18                           Costs and Expenses.  The Borrower shall pay all costs and expenses (excluding salaries or wages of employees of Agent) reasonably incurred by Agent in connection with the implementation and syndication of the Loan and the administration of the Loan, and reasonably incurred by the Agent or any of the Lenders in connection with the enforcement of the Agent’s and Lenders’ rights under the Loan Documents, including, without limitation, legal fees and disbursements, appraisal fees, inspection fees, plan review fees, travel costs and fees and out-of-pocket costs of independent engineers and consultants.  The Borrower’s obligations to pay such costs and expenses shall include, without limitation, all attorneys’ fees and other costs and expenses for preparing and conducting litigation or dispute resolution arising from any breach by the Borrower or the Loan Parties of any covenant, warranty, representation or agreement under any one or more of the Loan Documents.  Unless an Event of Default has occurred and is then continuing, the Agent shall use its best efforts to notify the Borrower prior to the incurrence of any such cost or expense if the aggregate amount of such costs and expenses in any one calendar year will exceed $10,000.00; provided, however, that the failure shall provide such notice shall not affect in any manner whatsoever on the Borrower’s obligations hereunder.

7.19                           Appraisals

7.19.1                  Appraisal. Agent shall have the right at its option, from time to time, to order an appraisal of one or more of the Individual Properties prepared at Agent’s direction by an appraiser selected by Agent (the “Appraisal”).  An appraiser selected by Agent shall be an MAI member with appropriate experience appraising commercial properties in the respective area(s) of the Individual Properties and otherwise qualified pursuant to provisions of applicable laws and regulations under and pursuant to which Agent operates).

7.19.2                  Costs of Appraisal.  The Borrower shall pay for the costs of (i) each Appraisal and (ii) each updated Appraisal only after the occurrence and during the continuance of an Event of Default; provided, however, Borrower shall not be required to pay for more than one appraisal per year, per property.

7.20                           Indemnification.  The Borrower shall at all times, both before and after repayment of the Loan, at its sole cost and expense defend, indemnify, exonerate and save harmless Agent and each of the Lenders and all those claiming by, through or under Agent and each of the

Lenders (“Indemnified Party”) (to the extent not paid by the Borrower in this Section 7.20 or under the applicable provisions of this or any other Loan Document) against and from all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, attorneys’ fees and experts’ fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the Security Documents) be imposed upon, incurred by or asserted or awarded against the Indemnified Party and arising from or out of:

(a)                                  any liability for damage to person or property arising out of any violation of any Legal Requirement with respect to the Borrower, any other Loan Party or any Individual Property, or

(b)                                 any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder’s fees in respect of the Loan, or

(c)                                  as a result of litigation that may arise in connection with Borrower’s activities, or

(d)                                 the payment of any fees to any Loan Party or any manager or owner of the Borrower; or

(e)                                  any act, omission, negligence or conduct at any Individual Property, or arising or claimed to have arisen, out of any act, omission, negligence or conduct of the Borrower or any tenant, occupant or invitee thereof which is in any way related to any Individual Property.

Notwithstanding the foregoing, an Indemnified Party shall not be entitled to indemnification in respect of claims arising from acts of its own gross negligence or willful misconduct to the extent that such gross negligence or willful misconduct is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, in proceedings to which such Indemnified Party is a proper party.

7.21                           Leasing Matters.

7.21.1                  Agent’s Approval Required.

(a)                                  Except as provided for herein, the Property Owners shall not require the approval of the Agent or the Lenders for any proposed Lease of an Individual Property.

(b)                                 Agent’s prior written approval shall be required in each instance as to any proposed Lease which represents the conversion of a substantially single-tenant Individual Property to a substantially multi-tenant Individual Property.

(c)                                  Agent’s prior written approval shall be required in each instance as to any proposed Lease for 25,000 or more rentable square feet, but less than 75,000 rentable square feet, unless the Borrower evidences to the Agent that (x) the rental rate under the proposed Lease is equal to or greater than the rental rate for the first renewal term in the Lease in effect for the subject Individual Property as of the Closing Date and (y) the rating, if any, of the new tenant is equal to or higher than the rating for the tenant under such existing Lease.

(d)                                 Agent’s and Required Lenders prior written approval shall be required in each instance as to any proposed Lease for 75,000 or more rentable square feet.

(e)                                  For any Lease requiring approval hereunder, the approval shall relate to: (i) the economic and other terms of the Lease; (ii) each tenant under a proposed Lease; (iii) each guarantor, if any, of a tenant’s obligations under a proposed Lease; (iv) any modification or amendment to the Lease, if such modification or amendment relates to the amount of rent payable thereunder, the term of the Lease, the Economic Discontinuance Rights provided for therein, or any other term which may have a material impact on the value of the Individual Property or the rental payments due under the Lease; and (v) any termination, cancellation or surrender of the Lease.

7.21.2                  Borrower’s Requests.  Any request by the Borrower for an approval from Agent with respect to leasing matters shall be sent to the Agent and shall be accompanied, at a minimum, by the following: (i) the proposed lease or amendment or modification thereof complete with all applicable schedules and exhibits; (ii) a complete copy of any proposed guaranty; (iii) comprehensive financial information with respect to the proposed tenant and, if applicable, the proposed guarantor (as to new leases or amendments or modifications to existing leases involving material economic changes); and (iv) an executive summary of the terms and conditions of the proposed lease and, if applicable, the proposed guaranty.

7.21.3                  Response.  The Agent (and the Required Lenders, as applicable) shall act on requests from the Borrower for any approval required under Section 7.21 in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within (a) fifteen (15) Business Days for approvals required under Section 7.21(b) and (c) above, and (b) twenty (20) Business Days for approvals required under Section 7.21(d) above, in each instance following Agent’s receipt thereof with all required supporting information.  Agent’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof.  If Agent (and the Required Lenders, as applicable) fails to respond to any such request within such prescribed time period, such request shall be deemed approved by the Agent (and the Required Lenders, as applicable).  In order to expedite the processing of requests for such approvals, the Borrower agrees to provide Agent with as much advance information as is possible in a commercially reasonable manner in advance of the Borrower’s formal request for an approval.

7.22                           Future Collateral Obligations.  The Borrower acknowledges that the determination by the Agent as to the Collateral was based upon an analysis of the assets owned by the Borrower and the Borrower Subsidiaries, and the assets owned by Loan Parties that are parties to the Security Documents. The Borrower shall (and shall cause each of the other Loan Parties to) agree to the following undertaking:

7.22.1                  In the event that at any time the Borrower or any Loan Party acquires or obtains any interest in any asset relating to the Borrower or the business operations of the Borrower and the Borrower Subsidiaries, including, without limitation, (i) the fee, remainderman or ground lessor interest in any Individual Property, or (ii) any interest in any Mortgage Debt, the Borrower shall notify the Agent in writing and shall execute, or cause the applicable Person to execute, such documents as shall be reasonably requested by the Agent to confirm, or establish, that the interest so acquired or obtained is included within the Collateral and to effectuate the terms and provisions of this Agreement with respect thereto.

7.22.2                  The Borrower agrees that without the prior consent of the Agent, no other Loan Party will acquire or obtain any interest in any asset related to the operation, ownership or management of the Individual Properties or any of the other assets of the Borrower, FT-FIN GP, or the Borrower Subsidiaries unless such Person shall execute such documents as shall be reasonably requested by the Agent to confirm, or establish, that the interest so acquired or obtained is included within the Collateral (or if such Person cannot grant such security interest to the Agent, that the ownership interest in the entity holding such asset is included within the Collateral) and to effectuate the terms and provisions of this Agreement with respect thereto.

7.22.3                  In the event that at any time the Borrower shall establish or acquire a Person such that such Person is a Borrower Subsidiary, the Borrower shall notify the Agent in writing and shall execute, or cause the applicable Borrower Subsidiary to execute, such documents as shall be reasonably requested by the Agent to confirm, or establish, that the ownership interests in such Borrower Subsidiary and the assets of such Subsidiary (other than the assets of Property Owners) are included within the Collateral (subject to any existing Liens associated with any such asset) and to effectuate the terms and provisions of this Agreement with respect thereto.

7.22.4                  In the event that at any time the Borrower or any Borrower Subsidiary acquires or obtains any interest in any asset (other than an Individual Property), the Borrower shall notify the Agent in writing and shall execute, or cause the applicable Borrower Subsidiary to execute, such documents as shall be reasonably requested by the Agent to confirm, or establish, that the asset so acquired or obtained is included within the Collateral (subject to any existing Liens associated with any such asset) and to effectuate the terms and provisions of this Agreement with respect thereto (if the value of the asset acquired is less than $1,000,000.00, the notification and documentation will be provided annually).

7.22.5                  In the event that at any time due to the rejection of a Rejectable Offer, the applicable Lease terminates and the applicable Property Owner is the owner of an Individual Property without any Mortgage Debt thereon, at the option of the Agent, the Property Owner shall grant to the Agent, on behalf of the Lenders, a mortgage or deed of trust interest in and to said Individual Property; provided, however, in the event of a subsequent Permitted Refinance, or other refinance with the written consent of the Agent, of the Individual Property, the Agent shall release the said mortgage or deed of trust to the refinanced loan subject to the payment of the Borrower Mandatory Principal Payment relating thereto.

7.22.6                  In the event that at any time due to the acceptance of a Rejectable Offer, a so called “Exchange Property” is conveyed to the applicable Property Owner so that it is the owner of the “Exchange Property” without any Mortgage Debt thereon, at the option of the Agent, the Property Owner shall grant to the Agent, on behalf of the Lenders, a mortgage or deed of trust interest in and to said Individual Property; provided, however, in the event of the subsequent Permitted Refinance, or other refinance with the written consent of the Agent, of the “Exchange Property”, the Agent shall release the said mortgage or deed of trust to the refinanced loan subject to the payment of the Borrower Mandatory Principal Prepayment relating thereto.

7.22.7                  Upon the payment in full of the Mortgage Debt on any Individual Property or if at any time any Individual Property is free and clear of all Mortgage Debt, at the option of the Agent, the applicable Property Owner shall grant to the Agent, on behalf of the Lenders, a mortgage or deed of trust interest in and to said Individual Property; provided, however, in the event of the subsequent Permitted Refinance, or other refinance with the consent of the Agent of the Individual Property, the Agent shall release the said mortgage or deed of trust to the refinanced loan subject to the payment of the Borrower Mandatory Principal Prepayment relating thereto.

7.22.8                  the Borrower agrees to provide to the Agent written notice of any of the events described in this Section 7.22 within five (5) Business Days of Knowledge thereof by the Borrower and further agrees to execute and deliver any documents as reasonably requested by the Agent to effectuate the terms and provisions hereof within five (5) Business Days of the Agent’s request therefor.

7.23                           Economic Discontinuance.

7.23.1                  Within ten (10) Business Days of receipt thereof, the Borrower shall cause the applicable Property Owner to provide to the Agent a copy of each Rejectable Offer received by any Property Owner, and concurrently with the giving thereof, and within five (5) Business Days of receipt thereof copies of any subsequent notices received with respect thereto, whether from the tenant exercising the Economic Discontinuance Rights, the applicable holder of the remainderman interest in the subject Individual Property, the applicable ground lessor, or any other Person.

7.23.2                  No later than forty-five (45) days prior to the last day for the Property Owner to reject the Rejectable Offer, the Borrower shall provide to the Agent in writing the determination by the Borrower as to whether it requests the approval of the acceptance or rejection of the Rejectable Offer, which notice shall include the Officer’s Certificate required in accordance with subsection 7.23.4 or 7.23.5, below, with supporting detail necessary for the Agent to verify the calculations incorporated therein.

7.23.3                  Except as otherwise provided for herein, in connection with the exercise by a tenant of the Economic Discontinuance Rights, the Borrower shall not, and shall cause each Property Owner not to grant, approve, reject or object to any requested consent or approval, including, without limitation, the acceptance or rejection of a so called “Exchange Offer”, without the written approval of the Agent.

7.23.4                  Subject to the compliance with any applicable terms relating to the Mortgage Debt and, if applicable, the Ownership Interest Agreement, (i) the Borrower may accept any Rejectable Offer if (a) any required Mandatory Principal Prepayment relative thereto is to be paid to the Agent upon the consummation of the Economic Discontinuance Sale, (b) no Default or Event of Default is then occurring or will occur as a result of the consummation of the subject Economic Discontinuance Sale, (c) the Borrower is in compliance with the Financial Covenants and will not fail to be in compliance therewith as a result of the consummation of the subject Economic Discontinuance Sale, and (d) the Borrower submits to the Agent an Officer’s Certificate reflecting a pro-forma calculation that the Borrower will be in compliance with the Financial Covenants after the consummation of the subject Economic Discontinuance Sale, or (ii)the Borrower shall accept the Rejectable Offer if approved in writing by the Agent;

7.23.5                  Subject to the compliance with any applicable terms relating to the Mortgage Debt and, if applicable, the Ownership Interest Agreement, (i) the Borrower may reject any Rejectable Offer if (a) the Borrower is in compliance with the Rejection Test and will not fail to be in compliance therewith as a result of the consequences of the rejection of the Rejectable Offer, (b) no Default or Event of Default is then occurring or will occur as a result of the consequences of the rejection of the Rejectable Offer, (c) the Borrower submits to the Agent an Officer’s Certificate reflecting a pro-forma calculation that the Borrower will be in compliance with the Financial Covenants, and the Rejection Test after giving effect to the financial consequences of the rejection of the Rejectable Offer or (ii) the Borrower shall reject the Rejectable Offer if approved in writing by the Agent;

7.23.6                  As used herein, the “Rejection Test” shall mean that the aggregate outstanding Mortgage Debt on all ED Properties (assuming for purposes of this calculation, that the subject Rejectable Offer is rejected and included therein) shall be less than the ED Cash Flow.  The Term “ED Cash Flow” shall mean the projected Free Cash Flow for the succeeding twelve (12) month period, excluding (a) all cash flow from all ED Properties, and (b) all cash flow from any Individual Property after the date on which the existing term of the lease for such Individual Property expires, unless an applicable extension option shall have been exercised.

7.24                           Replacement Documentation.  Upon receipt of an affidavit of an officer of Agent as to the loss, theft, destruction or mutilation of the Note or any other Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Security Document, the Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount and otherwise of like tenor upon receipt by the Borrower of a suitable indemnity.

7.25                           Other Covenants.  The Borrower hereby represents and warrants that no Collateral is in the possession of any third party bailee (such as at a warehouse).  In the event that the Borrower and/or any of the other Loan Parties, after the date hereof, intends to store or otherwise deliver any Collateral or other personal property in which the Agent has been granted a security interest to such a bailee, then the Borrower shall receive the prior written consent of the Agent and such bailee must acknowledge in writing that the bailee is holding such Collateral or such other personal property for the benefit of the Agent and the Lenders.

7.26                           Related Documents.  The Borrower will, or will cause each Borrower Subsidiary and FT -FIN GP to, comply with the terms and provisions of all of the Related Documents.

7.27                           Single-Purpose Entity.

7.27.1                  the Borrower shall cause each Borrower Subsidiary to be a Single-Purpose Entity and to comply with the terms and provisions hereof with respect thereto.

7.28                           Financial Covenants.  The Borrower shall comply with the following financial covenants:

7.28.1                  Debt Service Coverage Ratios.

(a)                                  Certain Definitions.

(i)                                     “Calculation Date” shall mean the last day of each calendar quarter commencing with December 31, 2004.

(ii)                                  “Calculation Period” shall mean each successive twelve (12) month period ending on a Calculation Date.

(iii)                               “Debt Service” shall mean (A) the sum of the aggregate regularly scheduled actual principal and interest paid or payable respecting all Debt of the Borrower and the Borrower Subsidiaries (but excluding any Mandatory Principal Prepayments and/or required principal amortization as provided in Section 2.5.1) during the subject Calculation Period, less (B) with respect to interest payments required with respect to the Loan, the amount paid to the Borrower or the Agent pursuant to any Interest Rate Protection Agreement relating to interest due during the subject Calculation Period.

(iv)                              “Debt Service Coverage” shall mean the ratio for the Calculation Period of:  (A) Net Cash Flow to (B) Debt Service.

(v)                                 “ Net Cash Flow” shall mean the aggregate of (i) that portion of the Consolidated Net Cash Flow which is available to the Borrower, as Distributions or otherwise, from Borrower Subsidiaries (after payment of that portion of Consolidated Debt Service in connection with the First Mortgage Debt, and operating costs and expenses specifically attributable to the Borrower’s Subsidiaries), all of the foregoing as determined solely by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by the Borrower prior to closing.

(vi)                              “Consolidated Debt Service Coverage” shall mean the ratio for the Calculation Period of:  (A) Consolidated Net Cash Flow to (B) Consolidated Debt Service.

(vii)                           “Consolidated Net Cash Flow” shall mean the sum of (i) (a) all cash revenues from the aggregate of all of the Borrower’s

Subsidiaries, including, without limitation, all rents, management fees, ground rent, common area maintenance charges, insurance premium and tax reimbursements and proceeds from rental interruption insurance, less the aggregate of (ii) all operating costs and expenses (excluding Consolidated Debt Service) of the Borrower and the Borrower’s Subsidiaries related to such investments, amounts reserved for taxes and insurance, replacement reserves, and capital expenditures, all of the foregoing as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by the Borrower prior to closing.

(viii)                        “Consolidated Debt Service” shall mean (A) the sum of the aggregate actual principal and interest paid or payable respecting all Debt of the Borrower and the Borrower’s Subsidiaries (but excluding, for the purposes of this definition, debt service with respect any Mandatory Principal Prepayments and/or required principal amortization as provided in Section 2.5.1), on a consolidated basis, during the Calculation Period less (B) with respect to interest payments required with respect to the Loan, the amount paid to the Borrower or the Agent pursuant to any Interest Rate Protection Agreement relating to interest due during the subject Calculation Period.

(b)                                 Minimum Consolidated Debt Service Coverage.  The Consolidated Debt Service Coverage for each Calculation Period determined on each Calculation Date shall be not less than 1.15:1.  The compliance with the Consolidated Debt Service Coverage covenant shall be tested by the Agent on the Calculation Date with results based upon the most recent Calculation Period results, as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by the Borrower prior to closing.  If such Consolidated Debt Service Coverage covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the first day of the Calculation Period the Consolidated Debt Service Coverage covenant would have been satisfied.  It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after notice from Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Agent sufficient reports to enable Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date, provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent.

(c)                                  Minimum Debt Service Coverage.  The Debt Service Coverage for each Calculation Period determined on each Calculation Date shall be not less than 1.40:1.  The compliance with the Debt Service Coverage covenant shall be tested by the Agent on the Calculation Date with results based upon the most recent Calculation Period results, as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by the Borrower prior to closing.  If such Debt Service Coverage covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the first day of the Calculation Period the Debt Service Coverage covenant would have been satisfied.  It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after notice from Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Agent sufficient reports to enable Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date, provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent.

7.28.2                  Consolidated Leverage Ratio.  The quotient resulting from dividing (i) the sum of (1) the Borrower’s allocable share of the aggregate amount of all Debt respecting the Borrower’s Investments (including, without limitation, the outstanding balance of the Loan) by (ii) the aggregate of (1) Aggregate Investment Capitalization of the Borrower’s allocable share of all the Borrower’s Investments (the “Consolidated Leverage Ratio”), plus (2) plus all cash and cash equivalents of the Borrower and the Borrower Subsidiaries, all as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by the Borrower prior to closing, shall at all times be less than seventy-five (75%) percent.

The compliance with the Consolidated Leverage Ratio covenant shall be tested by the Agent on the Calculation Date with results based upon then current financial information, as reasonably determined solely by the Agent.  If such Consolidated Leverage Ratio covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the Calculation Date the Consolidated Leverage Ratio covenant would have been satisfied on such Calculation Date.  It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after Notice from Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Agent and each of the Lenders sufficient reports to enable Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date, provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent.

7.28.3                  Minimum Liquidity.  The sum of all of First Union’s Liquid Assets (excluding, however, the Liquid Assets of any Borrower Subsidiary as to which there exists a default or event of default on any Mortgage Debt of such Borrower Subsidiary) must at all times be at least $10,000,000.00, as evidenced by First Union’s annual and quarterly SEC filings.  If such Minimum Liquidity shall not be satisfied on any date of testing, First Union shall arrange for an infusion of Liquid Assets in an amount necessary to satisfy the requirements of this Section 7.28.3.  It shall be an Event of Default if First Union fails to arrange for any required additional Liquid Assets not later than ten (10) Business Days after Notice from Agent to the Borrower notifying the Borrower of the noncompliance.

7.28.4                  Minimum Net Worth.  Minimum Net Worth of First Union shall at all times be equal to or greater than $40,000,000.00.  “Minimum Net Worth” shall mean the consolidated net worth of First Union as evidenced by First Union’s annual and quarterly SEC reports.  The compliance with the Minimum Net Worth covenant shall be tested by the Agent on each Calculation Date.  If such Minimum Net Worth covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the Calculation Date the Minimum Net Worth covenant would have been satisfied on such Calculation Date.  It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after Notice from Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Agent and each of the Lenders sufficient reports to enable Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date, provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent.

ARTICLE 8

NEGATIVE COVENANTS.

The Borrower covenants and agrees that from the date hereof and so long as any Obligations remain outstanding hereunder, the Borrower shall not (and shall not suffer or permit the other Loan Parties and/or the Borrower Subsidiaries to):

8.1                                 No Changes to the Borrower and other Loan Parties.  Without the prior written consent of the Agent, which consent will not be unreasonably withheld, after not less than thirty (30) days’ prior written notice (with reasonable particularity of the facts and circumstances attendant thereto):(i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change the organizational number (if any) assigned by its jurisdiction of formation or its federal employer identification number (if any).

8.2                                 Restrictions on Liens.  Create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible, including, without limitation, the Individual Properties), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse) or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, or grant rights with respect to, or otherwise encumber or create a security interest in, such property or assets (including, without limitation, any item of Collateral) or any portion thereof or any other revenues therefrom or the proceeds payable upon the sale, transfer or other disposition of such property or asset or any portion thereof, or permit or suffer any such action to be taken, except the following (singly and collectively, “Permitted Liens”):

8.2.1                        Liens created by the Loan Documents;

8.2.2                        Liens for taxes, assessments or other governmental charges not yet delinquent or which are being diligently contested in good faith and by appropriate proceedings, if (x) reasonable reserves in an amount not less than the tax, assessment or governmental charge being so contested shall have been established in a manner reasonably satisfactory to the Agent or deposited in cash (or cash equivalents) with the Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law, (y) no risk of sale, forfeiture or loss of any interest in any Individual Property or the Collateral or any part thereof arises during the pendency of such contest and (z) such contest does not have and could not reasonably be expected to have a Material Adverse Effect;

8.2.3                        Liens in respect of property or assets imposed by law, which were incurred in the ordinary course of business and do not secure Debt, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of any property or assets or have, and could not reasonably be expected to have, a Material Adverse Effect or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

8.2.4                        Liens existing as of the Closing Date in favor of the holders of the Mortgage Debt;

8.2.5                        A Lien on an Individual Property which may be granted to secure a Permitted Refinance; and

8.2.6                        To the extent that the Borrower or any Borrower Subsidiary or any Loan Party acquires any other asset, any Lien as to which the acquisition of such asset is subject.

8.3                                 Consolidations, Mergers, Sales of Assets, Issuance and Sale of Equity.  (i)  Dissolve, terminate, liquidate, consolidate with or merge with or into any other Person, (ii) issue, sell, lease, transfer or assign to any Persons or otherwise dispose of (whether in one transaction or a series of transactions) any portion of its assets (whether now owned or hereafter acquired), including, without limitation, any securities, membership or partnership interests, or other interests of any kind in any other Loan Party or Borrower Subsidiary, directly or indirectly (whether by the issuance of rights of, options or warrants for, or securities convertible into, any such security, membership or partnership interests or other interests of any kind), (iii) withdraw from or resign as general partner or managing member of any Person, including, without limitation, any withdrawal or resignation of: (x) Park Plaza as the sole member of the Borrower, or (y) FT-FIN GP as the general partner of a Borrower Partnership, (iv) permit another Person to merge with or into it, (v) acquire all or substantially all the capital stock, membership or partnership interests or assets of any other Person, or (vi) take any action which could have the effect, directly or indirectly, of diluting the economic interest of any Loan Party in any other Loan Party or Borrower Subsidiary; except the following:

8.3.1                        Transfers pursuant to the Security Documents and other agreements in favor of Agent on behalf of the Lenders;

8.3.2                        Transfers or mergers to facilitate a Permitted Investment (to the extent required, the Agent shall release any security interest which it may have thereon to effectuate such transfer or merger);

8.3.3                        Mergers, consolidations, transfers and sales between and among Loan Parties of partnership interests, membership interests or capital stock, so long as after giving effect to any such merger, consolidation, transfer or sale, the Agent shall have a security interest, directly or through its security interest in the partnership interests, membership interests or capital stock of another Loan Party, in the partnership interests, membership interests or capital stock of each Borrower Subsidiary which is the survivor of such merger or consolidation or the recipient of such partnership interests, membership interests or capital stock transferred and/or sold, provided that in no event may any such merger, consolidation, transfer or sale cause a Change of Control or otherwise adversely affect the interests of the Agent and/or the Lenders, as determined solely by the Agent;

8.3.4                        Sales of any Individual Property in connection with an Economic Discontinuance Sale, subject to the terms and conditions of Section 7.23 and payment of the required Mandatory Principal Prepayment related thereto (to the extent required, the Agent shall release any security interest which it may have thereon to effectuate such sale); provided, however, the sale of the Sherman, Texas, Individual Property to The Kroger Co. pursuant to the Rejectable Offer letter dated April 29, 2004 shall be deemed approved by the Agent and the Lenders;

8.3.5                        Sales of any Individual Property (other than in connection with an Economic Discontinuance Sale) or the ownership interest of the Borrower and/or FT-FIN GP in any Property Owner or, with the prior consent of the Agent; provided (a) the Agent receives the Mandatory Principal Payment required under Section 2.5.1(b) above, (b) the purchaser is an unaffiliated third party, and (c) the Borrower submits to the Agent an Officer’s Certificate reflecting a pro-forma calculation that such sale will not result in any decrease in or negatively impact the existing level of the Borrower’s performance under the Financial Covenants considering the consequences of the sale (to the extent required, the Agent shall release any security interest which it may have thereon to effectuate such sale);

8.3.6                        Sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced (to the extent required, the Agent shall release any security interest which it may have thereon to effectuate such sale or disposition);

8.3.7                        Leases to the extent provided for herein;

8.3.8                        Transfers of ownership interests in the Borrower and/or FT-Fin GP to entities which are, directly or indirectly, wholly owned subsidiaries of First Union;  and

8.3.9                        Transactions, whether outright or as security, for which Agent’s prior written consent has been obtained.

8.4                                 Restrictions on Debt.  (i) Create, incur or assume any Debt, (ii) enter into, acquiesce, suffer or permit any amendment, restatement or other modification of the documentation evidencing and/or securing any Debt under which it is an obligor, or (iii) increase the amount of any Debt existing as of the Closing Date; except with respect to the following (singly and collectively, “Permitted Debt”):

8.4.1                        The Obligations;

8.4.2                        The following Debt existing as of the Closing Date in the amount disclosed to the Agent hereunder:

(a)                                  the Mortgage Debt (none of which is recourse to the Borrower, except for the type of recourse obligation set forth in Section 8.4.4, below);

(b)                                 Debt described in Schedule 8.4.2(b) annexed hereto;

8.4.3                        Any refinancing of any Mortgage Debt provided such refinancing is, unless otherwise approved by the Agent, at an interest rate equal to or less than the existing rate under the applicable First Mortgage and with a term and amortization schedule not in excess of the existing term and amortization schedule under the First Mortgage (a “Permitted Refinance”); provided, however, that no refinancing of any Debt otherwise permitted hereunder shall be allowed unless and until:

(a)                                  the Agent has received at least thirty (30) days’ prior written notice of any intended refinancing, which notice shall detail with specificity the terms and conditions of any such refinancing and shall include complete copies of any loan application and loan commitment respecting such proposed refinancing, together with such other materials and information as the Agent shall reasonably request;

(b)                                 no Default or Event of Default shall have occurred and then be continuing; and

(c)                                  the Borrower has provided the Agent with such instruments, documents, agreements, certifications, and opinions as the Agent shall reasonably require with respect thereto.

8.4.4                        With respect to any Mortgage Debt, obligations under (i) limited guaranties by the Borrower as to usual and customary exceptions to non-recourse provisions (e.g., fraud and misappropriation of funds) provided that such limited guaranties are evidenced by documentation approved by the Agent and (ii) indemnifications by the Borrower as to usual Hazardous Materials issues relating to the subject Individual Property provided that such indemnifications are evidenced by documentation customary for transactions of that type;

8.4.5                        Indebtedness incurred in the ordinary course of business for the purchase of goods or services which are payable, without interest, within thirty (30) days of billing; and

8.4.6                        Transactions, whether secured or unsecured, for which Agent’s prior written consent has been obtained.

8.5                                 Respecting Individual Properties.  Permit or otherwise suffer to occur any event such that the representations and warranties of the Borrower set forth in Section 6.17 would be untrue or misleading in any material respect.

8.6                                 Respecting Ground Lease Extension Options and Remainder Ground Lease Options.  Permit any of the Ground Lease Extension Options and/or Remainder Ground Lease Options, including, without limitation, any conditions precedent therein, to lapse, expire, or otherwise remain unexercised, or otherwise permit the expiration of any Ownership Interest Agreement, without the express prior written consent of the Agent.

8.7                                 Other Business.  Enter into any line of business or make any material change in the nature of its business, purposes or operations, except as otherwise specifically permitted by this Agreement or the other Loan Documents.

8.8                                 Change of Control.  Permit or otherwise suffer to occur any Change of Control.

8.9                                 Forgiveness of Debt.  Cancel or otherwise forgive or release any Debt owed to it by any Person, except upon receipt of adequate consideration or as otherwise approved by the Agent.

8.10                           Affiliate Transactions.  On and after the Closing Date, enter into, or be a party to, any transaction with any Person who is an Affiliate of the Borrower, or any Borrower Subsidiary, or any Loan Party, except for (i) any property management contract for an Individual Property which is no longer subject to a triple net lease with a management fee not to exceed three (3%) percentof gross revenue per year, and (ii) any construction management contract for improvements to be made to any Individual Property or Permitted Investment acquisition with a construction management fee not to exceed five (5%) percent of the gross cost of the construction of improvements, provided that this Section 8.10 shall not apply to transactions between and among Loan Parties or to transactions between Loan Parties and Borrower Subsidiaries.

8.11                           Amendments; Terminations of Related Documents.  Enter into, acquiesce in, suffer or permit any amendment, restatement or other modification or termination of any of the Related Documents, without the express prior written consent of the Agent.

8.12                           ERISA.  Except for Code Section 401(k) plans, establish or be obligated to contribute to any Plan.

8.13                           Bankruptcy Filings.  File a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property.

8.14                           Investment Company.  Become an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.15                           Holding Company.  Become a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

8.16                           Use of Proceeds.  Permit the proceeds of the Loan, or any other accommodation at any time made hereunder, to be used for any purpose which entails a violation of, or is inconsistent with, Regulation T, U or X of the Board of Governors of the Federal Reserve, or for any purpose other than those set forth in Section 1.3.

8.17                           Advances and Loan.  Except as contemplated herein in connection with the Loan Advances of the Obligations, directly or indirectly, lend money or credit or make advances to any Person.

8.18                           Distributions.  (i) Authorize, declare, or pay any Distributions on behalf of the Borrower, except for Permitted Distributions or (ii) take any action which would amend, modify, or terminate any Distribution due, or the terms of any Formation Document relating to Distributions due, to the Borrower, FT-FIN GP, or any Borrower Subsidiary.  The term “Permitted Distributions” shall mean, so long as no Default or Event of Default exists and is continuing, or would be created thereby, subject to requirements set forth in Section 9.2, hereof, any Distributions by the Borrower in accordance with its Formation Documents.

8.19                           Restrictions on Investments.  Make or permit to exist or to remain outstanding any Investment except which is or results in (“Permitted Investments”):

8.19.1                  marketable direct or guaranteed general obligations of the United States of America which mature within one year from the date of purchase;

8.19.2                  bank deposits, certificates of deposit and banker’s acceptances, or other obligations in or of the Lenders or banks located within and chartered by the United States of America or a state and having assets of over $500,000,000.00; and

8.19.3                  the Borrower’s Subsidiaries, subject in all instances to the terms of this Agreement;

8.19.4                  the acquisition of any asset related to the operation, ownership or management of the Individual Properties or any of the other assets of the Borrower or the Borrower Subsidiaries; and

All such Investments shall be made by the Borrower in a manner which assures that Agent shall have and maintain a perfected first lien security interest therein.

8.20                           Contracts of a Material or Significant Nature.  Except for contracts otherwise complying with this Agreement, not enter into any other contracts, agreements or purchase orders which would involve the expenditure of more than $1,000,000.00 in any instance or $1,000,000.00 in the aggregate without Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed, but which consent may be conditioned upon a demonstration by the Borrower to Agent’s reasonable satisfaction that the contract, agreement or purchase order is reasonable and that the Party entering into such contract has adequate resources to pay and perform the same.

8.21                           Consulting or Management Fees.  Permit the payment of any asset management fees to any Person or enter into any agreement providing asset management services to the Borrower or any Borrower Subsidiary which provides for the payment of asset management fees, except pursuant to any property management contract for an Individual Property which is no longer subject to a triple net lease on terms and conditions customary in the relevant market area.

8.22                           Negative Pledges, etc.  Enter into any agreement subsequent to the Closing Date (other than a Loan Document) which (a) prohibits the creation or assumption of any Lien upon any of the Collateral, including, without limitation, any hereafter acquired property, (b) specifically prohibits the amendment or other modification of this Agreement or any other Loan Document, or (c) could reasonably be expected to have a Material Adverse Effect.

8.23                           Business Transactions.  Conduct any business activities that relate, directly or indirectly, to the Property Owners, their properties or assets through any Person other than the Borrower and/or FT-FIN GP, except pursuant to the structure of ownership existing as of the Closing Date and disclosed to the Agent.

ARTICLE 9

SPECIAL PROVISIONS.

9.1                                 Legal Requirements.  The Borrower, FT-FIN GP, or any Borrower Subsidiary may contest in good faith any claim, demand, levy or assessment under any Legal Requirements or taxes owed by any person or entity if: (i) the contest is based upon a material question of law or fact raised by such Person in good faith; (ii) such Person properly commences and thereafter diligently pursues the contest; (iii) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful; (iv) reasonable reserves in an amount necessary to undertake and pay for such contest and any corrective or remedial action then or thereafter reasonably likely to be necessary shall have been established in a manner satisfactory to the Agent or deposited in cash (or cash equivalents) with the Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law; (v) if the contest relates to a Legal Requirement under Environmental Law, the conditions set forth in the Environmental Indemnity relating to such contests shall be satisfied; (vi) no risk of sale, forfeiture or loss of any interest in any Individual Property or the Collateral or any part thereof arises during the pendency of such contest; and (vii) such contest does not have and could not reasonably be expected to have a Material Adverse Effect.

9.2                                 Distributions.

9.2.1                        Notice of Intention to Distribute.  At least ten (10) Business Days prior to making any Distribution to its owners, each of the Borrower and FT-FIN GP shall submit to Agent a written statement of its intent to make such Distribution accompanied by an Officer’s Certificate reflecting a pro-forma calculation that the Borrower will be in compliance with the Financial Covenants after the proposed Distribution, together with such other documentation and information as Agent may reasonably require (“Notice of Intention to Distribute”) in order to verify that the Borrower and/or FT-FIN GP is entitled to make a Distribution as provided for herein.

9.2.2                        Conditions Must Be Satisfied.  If the Agent objects to such proposed Distribution on the basis that the conditions thereto are not satisfied, or that further information is required, Agent may, by written notice to the Borrower given within ten (10) Business Days following receipt of the Borrower’s Notice of Intention to Distribute, prohibit the proposed Distribution by Borrower and/or FT-FIN GP until such time as the Agent is reasonably satisfied that the conditions have been satisfied.

9.2.3                        Current Information.  Once Agent has received a Notice of Intention to Distribute and a Distribution has been made in accordance with the foregoing, subsequent Notices of Intention to Distribute submitted within the next twelve (12) months shall not require the submission of new financial information if the Borrower submits a sworn affidavit and unconditional representation that there have been no material adverse changes, unless Agent has a good faith basis for requiring the same.

9.3                                 Limited Recourse Provisions.

9.3.1                        Borrower Fully Liable.  The Borrower shall be fully liable for the Loan and the Obligations to each of the Lenders.

9.3.2                        Certain Non-Recourse.  The Loan shall be on a non-recourse basis to First Union, except to the extent provided for in the Limited Non-Recourse Carve Out Guaranty.

9.3.3                        Additional Matters.  Nothing contained in this Section 9.3 or elsewhere shall: (i) limit the right of Agent or any of the Lenders to obtain injunctive relief or to pursue equitable remedies under any of the Loan Documents, excluding only any injunctive relief ordering payment of obligations by any Person or entity for which personal liability does not otherwise exist; or (ii) limit the liability of any attorney, law firm, accountant or other professional who or which renders or provides any written opinion or certificate to Agent or any of the Lenders in connection with the Loan even though such person or entity may be a member of the Borrower.

9.4                                 Payment of Obligations.  Upon the payment in full of the Obligations, in immediately available funds, including, without limitation, all unreimbursed costs and expenses of the Agent and of each Lender for which the Borrower is responsible, the Agent shall release any security and other collateral interests, including, without limitation, the Payment Direction Letters, rights of setoff and right to freeze granted to the Agent as provided for herein and under the other Loan Documents and shall execute and deliver such documents and termination statements as the Borrower or any other Loan Party reasonably requests to evidence such termination and release.  However, such release by the Agent shall not be deemed to terminate or release any Person from any obligation or liability under the Loan Documents which specifically by its terms survives the payment in full of the Obligations.

ARTICLE 10

EVENTS OF DEFAULT

The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of Agent following an Event of Default.

10.1                           Default and Events of Default.  The term “Default” as used herein or in any of the other Loan Documents shall mean an Event of Default, or any fact or circumstance which constitutes, or upon the lapse of time, or giving of notice, or both, could constitute, an Event of Default. The occurrence of any of the following events, respectively, shall, subject to the giving of any notice or the expiration of any applicable grace period referred to in Section 10.2 without the cure thereof, constitute an “Event of Default” herein.  Upon the occurrence of any Event of Default described in Sections 10.1.8, any and all Obligations shall become due and payable without any further act on the part of the Agent. Upon the occurrence of any other Event of Default, the Agent may declare any and all Obligations immediately due and payable.  The occurrence and continuance of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent and/or the Lenders and the Borrower and instruments and papers heretofore, now, or hereafter given the Agent and/or the Lenders by the Borrower.

10.1.1                  Failure to Pay the Loan.  The failure by the Borrower to pay when due any principal of, interest on, or fees in respect of, the Loan.

10.1.2                  Failure to Make Other Payments.  The failure by the Borrower to pay when due (or upon demand, if payable on demand) any payment the Obligation other than any payment the Obligation on account of the principal of, or interest on, or fees in respect of, the Loan.

10.1.3                  Note, Security Documents, and Other Loan Documents.  Any other default in the performance of any term or provision of the Note, or of the Security Documents, or of any of the other Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under the Note, the Security Documents, or any other Loan Document, regardless of whether any then undisbursed portion of the Loan is sufficient to cover any payment of money required thereby, and the specific grace period, if any, allowed for the default in question shall have expired without such default having been cured.

10.1.4                  Default under Other Agreements.  The occurrence of any breach of any covenant or Obligation imposed by, or of any default under, any agreement (including any Loan Document) between the Agent and/or the Lenders and the Borrower, the other Loan Parties, and/or the Property Owners or instrument given by the Borrower and such Persons to the Agent and/or the Lenders and the expiry, without cure, of any applicable grace period (notwithstanding that the Agent and/or the Lenders may not have exercised all or any of its/their rights on account of such breach or default).

10.1.5                  Representations and Warranties.  If any representation or warranty made by the Borrower or by any of the other Loan Parties or the Borrower Subsidiaries in the Loan Documents was untrue or misleading in a manner which could reasonably be expected to have a Material Adverse Effect.

10.1.6                  Affirmative Covenants.  The breach of any covenant contained in Sections Article 7 herein, including, without limitation, the Financial Covenants.

10.1.7                  Negative Covenants.  The breach of any covenant contained in Article 8 herein.

10.1.8                  Financial Status and Insolvency.

(a)                                  the Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of the Borrower, or of the whole or any substantial part of the property or assets of the Borrower, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for sixty (60) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for sixty (60) days; (viii) have, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of the Borrower or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for sixty (60) days; or (ix) have an attachment or execution levied against any substantial portion of the property of the Borrower or against any substantial portion of the Collateral which is not discharged or dissolved by a bond within thirty (30) days; or

(b)                                 any such event set forth in subsection (i) above shall occur with respect to a Borrower Subsidiary, FT-FIN GP, and/or any other Loan Party;

10.1.9                  Loan Documents.  If any Loan Document for any reason other than the satisfaction in full of all Obligations shall cease to be in full force and effect (other than in accordance with its terms), thereby preventing the Agent and/or the Lenders from obtaining the practical realization of the benefits thereof, or if any Loan Document shall be declared null and void or any Loan Party shall claim or declare any such Loan Document to no longer be in full force and effect or is null and void, or if the Liens and security interests purported to be created by any of the Loan Documents shall cease to be valid, perfected, first priority (except as otherwise expressly provided herein) security interests;

10.1.10            Judgments.  One or more judgments or decrees shall be entered against the Borrower or any other Loan Party or Borrower Subsidiary involving a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments exceeds $500,000.00;

10.1.11            Default of Other Specified Debt and Related Documents.  If a Default or Event of Default (regardless of how or if defined) shall occur under any Mortgage Debt as to which Default or Event of Default the holder has accelerated the obligations due thereunder and commenced exercising its rights upon such Default or Event of Default;

10.1.12            ERISA.  (i) If any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan has not been timely made, the Borrower or any Borrower Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code, or the Borrower or any Borrower Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(l) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) and any of the foregoing could have a Material Adverse Effect; (ii) if there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability which could have, or reasonably be expected to have, a Material Adverse Effect; or (iii) if which lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Agent could have, or reasonably be expected to have, a Material Adverse Effect.

10.1.13            Change of Control.  If a Change of Control shall occur.

10.1.14            Indictment; Forfeiture.  The indictment of, or institution of any legal process or proceeding against, the Borrower, any other Loan Party, and/or any Borrower Subsidiary under any applicable law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or any other such Person and/or the imposition of any stay or other order, the effect of which could reasonably be expected to have a Material Adverse Effect.

10.1.15            Default of Other Obligations.  Any failure by the Borrower to pay at maturity, or within any applicable grace period, any obligation for borrowed money, or in respect of any capitalized lease, or any failure to observe or perform any material term, covenant or agreement contained in any agreement by which the Borrower is bound, evidencing or securing borrowed money, or in respect of any capitalized lease, such that the holder or holders thereof or of any obligations issued thereunder have accelerated the maturity thereof.

10.1.16            Termination of Guaranty or the Borrower Consent.  The termination or attempted termination of (i) any Guaranty by any Guarantor of the Obligations, or (ii) any Indemnification by any Indemnitor.

10.1.17            Generally.  A default by the Borrower in the performance of any term, provision or condition of this Agreement to be performed by the Borrower, or a breach, or other failure to satisfy, any other term provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period provided for in this Agreement, or as set forth in Section 10.2. below.

10.2                           Grace Periods and Notice.  As to each of the foregoing events the following provisions relating to grace periods and notice shall apply:

10.2.1                  No Notice or Grace Period.  Except for any grace or notice period specifically provided for in any referenced section of this Agreement, there shall be no grace period and no notice provision with respect to the payment of principal at maturity and no grace period and no notice provision with respect to defaults related to the voluntary filing of bankruptcy or reorganization proceedings or an assignment for the benefit of creditors, or with respect to a breach of warranty or representation as set forth in Section 10.1.5, or with respect to the breach of any of the affirmative covenants set forth in Sections 7.28.1, 7.28.3, and 7.28.4.

10.2.2                  Nonpayment of Interest and Principal.  As to the nonpayment of interest, installments of principal, and in connection with a Mandatory Principal Prepayment prior to maturity there shall be a ten (10) Business Day grace period without any requirement of notice from Agent.

10.2.3                  Other Monetary Defaults.  All other monetary defaults shall have a five (5) Business Day grace period following notice from Agent.

10.2.4                  Nonmonetary Defaults.

(a)                                  As to non-monetary default under Section 7.2, 7.5, 7.18, 7.21, or 7.22, or with respect to the breach of any of the negative covenants set forth in Article 8, there shall be a ten (10) day grace period following notice from Agent of such default;

(b)                                 As to non-monetary default under Section 7.16.1, or 7.27, there shall be a five (5) day grace period following notice from Agent of such default;

(c)                                  As to any other non-monetary default, unless there is a specific shorter or longer grace period provided for in this Loan Agreement or in another Loan Document, there shall be a thirty (30) day grace period following notice from Agent or, if such default would reasonably require more than thirty (30) days to cure or remedy, such longer period of time not to exceed a total of ninety (90) days from Agent’s notice as may be reasonably required so long as Borrower shall commence reasonable actions to remedy or cure the default within thirty (30) days following such notice and shall diligently prosecute such curative action to completion within such ninety (90) day period.  However, where there is an emergency situation in which there is danger to person or property such curative action shall be commenced as promptly as possible.  As to breaches of warranties and representations (other than those related to financial information) there shall be a thirty (30) day grace period following notice from Agent.

ARTICLE 11

REMEDIES.

11.1                           Remedies.  Upon the occurrence and during the continuance of an Event of Default, whether or not the indebtedness evidenced by the Notes and secured by the Security Documents shall be due and payable or Agent shall have instituted any foreclosure or other action for the enforcement of the Security Documents or the Notes, Agent may, and shall upon the direction of the Required Lenders, in addition to any other remedies which Agent may have hereunder or under the other Loan Documents, or otherwise, and not in limitation thereof, and in Agent’s sole and absolute discretion:

11.1.1                  Accelerate Debt.  Agent may, and with the direction of the Required Lenders shall, declare the indebtedness evidenced by the Notes and secured by the Security Documents immediately due and payable (provided that in the case of a voluntary petition in bankruptcy filed by the Borrower or an involuntary petition in bankruptcy filed against the Borrower (after expiration of the grace period, if any, set forth in Section 10.1.8), such acceleration shall be automatic).

11.1.2                  Pursue Remedies.  Agent may, and with the direction of the Required Lenders shall, pursue any and all remedies provided for hereunder, under any one or more of the other Loan Documents, and/or otherwise.

11.2                           Written Waivers.  If a Default or an Event of Default is waived by the Required Lenders, in their sole discretion, pursuant to a specific written instrument executed by an authorized officer of Agent, the Default or Event of Default so waived shall be deemed to have never occurred.

11.3                           Power of Attorney.  For the purpose of exercising the rights granted by this Article 11, as well as any and all other rights and remedies of Agent under the Loan Documents, the Borrower hereby irrevocably constitutes and appoints Agent (or any agent designated by Agent) its true and lawful attorney-in-fact, with full power of substitution, upon the occurrence and during the continuance of any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of the Borrower.  In connection with the foregoing power of attorney, the Borrower hereby grants unto the Agent (acting through any of its officers) full power to do any and all things after the occurrence and during the continuance of an Event of Default necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement.  The foregoing power of attorney shall not be affected by any disability or incapacity suffered by the Borrower and shall survive the same.  All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

ARTICLE 12

SECURITY INTEREST AND SET-OFF.

12.1                           Security Interest.  The Borrower hereby grants to the Agent and each of the Lenders, a continuing lien, security interest and right of setoff as security for all of the Obligations to Agent and each of the Lenders, whether now existing or hereafter arising, upon and against all Depository Accounts, Accounts, deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any of the Lenders or any entity under the control of KeyBank National Association and its successors and assigns, or in transit to any of them.

12.2                           Set-Off.  After the occurrence and during the continuance of any Event of Default, any such Depository Accounts, Accounts, deposits, balances or other sums credited by or due from Agent, any affiliate of Agent or any of the Lenders, or from any such affiliate of any of the Lenders, to the Borrower may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, appropriated and applied by Agent against any or all of the Borrower’s Obligations irrespective of whether demand shall have been made, in such manner as Agent in its sole and absolute discretion may determine.  Within three (3) Business Days of making any such set off, appropriation or application, Agent agrees to notify the Borrower thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application.  ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY OF THE LENDERS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES A LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF SUCH BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.3                           Application.  Each of the Lenders agrees with each other Lender that with respect to this Agreement or under any other Loan Document (a) if an amount to be set off is to be applied to indebtedness of the Borrower or any other Loan Party to such Lender, other than the respective Obligations due to such Lender, such amount shall be applied ratably to such other indebtedness and to the Borrower’s Obligations due to such Lender, and (b) if such Lender shall receive from the Borrower or any other Loan Party, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim due to such Lender by proceedings against the Borrower or any other Loan Party at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations due to such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Borrower’s Obligations due to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the subject Obligations its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

12.4                           Right to Freeze.  The Agent and each of the Lenders shall also have the right, at its option, upon the occurrence and during the continuance of any event which would entitle the Agent and each of the Lenders to set off or debit as set forth in Section 12.2, to freeze, block or segregate any such deposits, balances and other sums so that the Borrower may not access, control or draw upon the same.

12.5                           Additional Rights.  The rights of Agent, the Lenders and each affiliate of Agent and each of the Lenders under this Article 12 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which Agent or any of the Lenders may have.

ARTICLE 13

THE AGENT AND THE LENDERS

13.1                                                   Appointment.  KeyBank National Association is hereby appointed as Agent hereunder and under each other Loan Document, and each Lender hereby irrevocably authorizes the Agent to act as agent for Lender and to take such actions as Lender is obligated or entitled to take under the provisions of this Agreement and the other Loan Documents.  Agent agrees to act as such upon the express conditions contained in this Article in substantially the same manner that it would act in dealing with a loan held for its own account.  Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement.  The provisions of this Article 13 which do not expressly grant Borrower certain rights by direct reference to Borrower are solely for the benefit of the Agent and the Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, the Agent shall act solely as agent of Lender and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for the Borrower, provided, however, that nothing contained in this Article 13 shall be deemed to release Agent or the Lenders from any of their obligations under this Agreement.

13.2                                                   Reliance on Agent.  All acts of and communications by the Agent, as agent for the Lenders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall rely on any and all communications or acts of the Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of a Lender in all circumstances where an action by such Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter.  In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Article 13.

13.3                                                   Powers.  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto or are otherwise necessary or desirable in connection with the administration of the Loan, and may exercise all other powers of Lender as are not made subject to the consent of the Required Lenders pursuant to Section 13.26.1 or to the consent of all Lenders pursuant to Section 13.26.2.  Without limiting the foregoing, the Agent may consent to or execute easements, plats, dedications, release of minor portions of the collateral and similar documents. The Agent shall not be considered, or be deemed, a separate agent of the Lenders hereunder, but is, and shall be deemed, acting in its contractual capacity as Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to the Agent or Agent is otherwise entitled to take hereunder.  Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action except any action specifically provided by the Loan Documents to be taken by the Agent.

13.4                                                   Disbursements.

13.4.1                  At least two (2) Business Days (by 11:00 a.m. Eastern Time) prior to each date a disbursement of the Loan is to be made hereunder pursuant to this Agreement (or at least two (2) LIBOR Business Days by 11:00 a.m. Eastern Time for any disbursements to be made at the Adjusted LIBOR Rate), the Agent shall notify each Lender of the proposed disbursement.  Each Lender shall make available to Agent (or the funding Lender or entity designated by the Agent), the amount of such Lender’s Percentage of such disbursement (with respect to such Lender, such amount being referred to herein as an “Advance”) in immediately available funds not later than 11:00 a.m. Eastern Time on the date such disbursement is to be made (such date being referred to herein as a “Funding Date”).  Unless the Agent shall have been notified by any Lender prior to such time for funding in respect of any Advance that such Lender does not intend to make available to the Agent such Lender’s Advance, the Agent may assume that such Lender has made such amount available to the Agent and the Agent, in its sole discretion, may, but shall not be obligated to, make available to Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to the respective Funding Date, such Lender agrees to pay and Borrower agrees to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Agent, at (A) in the case of such Lender, the Federal Funds Effective Rate, and (B) in the case of Borrower, the interest rate applicable at the time to a disbursement made on such Funding Date.  If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds.  If any Lender declines to make available to Agent such Lender’s advance as described above, so long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may require such Lender to sell and assign its entire interest in the Loan pursuant to Section 13.22 hereof to an Eligible Assignee, reasonably approved by Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest.

13.4.2                  Requests by the Agent for funding by the Lenders of disbursements of the Loan will be made by facsimile.  Each Lender shall make its Advance available to the Agent in dollars and in immediately available funds to such Lender and account as the Agent may designate, not later than Noon Eastern Time on the Funding Date.  Nothing in this Section 13.4 shall be deemed to relieve any Lender of its obligation hereunder to make any Advance on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Advance hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make any Advances hereunder.

13.4.3                  As soon as practical Agent will promptly forward to each Lender copies of any draw request documents and, if applicable, cause the Lender’s Consultant to forward to each Lender a copy of the Lender’s Consultant’s most recent inspection.  Delivery of the draw request documents and the Lender’s Consultant’s inspection report shall not be a condition to funding any Advance.

13.5                                                   Distribution and Apportionment of Payments.

13.5.1                  Subject to Section 13.5.3, payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within one (1) Business Day, provided that, if any such payments are not distributed to the Lenders within one (1) Business Day after Agent’s receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the rate of interest applicable to such portion of the Loan, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders provided such funds are received by Agent not later than 11:00 A.M. Eastern Time on the date of receipt.  All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion of their respective Percentages or otherwise as provided herein or in the other Loan Documents, as the case may be.  The Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.  The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower.  The Agent shall upon each distribution noted above promptly notify Borrower of such distribution and each Lender of the amounts so distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender.  Each payment to the Agent by Borrower as noted in this Section shall constitute a payment by the Borrower to each Lender in the amount of such Lender’s proportionate of such payment, and any such payment to the Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Agent without regard to whether or when the Agent makes distribution thereof as provided above.

13.5.2                  Distribution of Liquidation Proceeds.  Subject to the terms and conditions hereof, the Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First:                                                                     To the Agent, towards any fees and any expenses for which the Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to the Agent.

Second:                                                     To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been reimbursed for all expenses which such Lenders have previously paid to the Agent and not theretofore paid to such Lenders.

Third:                                                                Pro Rata to (a) all Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Loan, with each Lender applying such proceeds for purposes of this Agreement against the outstanding principal balance and accrued and unpaid interest due to such Lender under the Loan in such fashion and priority as the Agent may direct, and (b) to the Agent in connection with any Interest Rate Protection Agreement or other hedging or protection arrangement entered into by the Borrower or any other party with the KeyBank National Association with respect to the Loan.

Fourth:                                                         To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Loan including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by the Borrower under the Loan Documents.

Fifth:                                                                    To the Borrower or such third parties as may be entitled to claim Liquidation Proceeds.

13.5.3                                                                  If a Lender (a “Defaulting Lender”) defaults in making any Advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Default Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the “Lender Default Obligation”) shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended.  Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid the Lender Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Default Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender.  Any interest collected from Borrower on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender’s obligation to pay interest on the amount advanced at the Default Rate.  If no other Lender makes an advance a Defaulting Lender failed to fund, a portion of the indebtedness of Borrower to the Defaulting Lender equal to the Lender Default Obligation shall be subordinated to the indebtedness of Borrower to all other Lenders and shall be paid only after the indebtedness of Borrower to all other Lenders is paid.  The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments.  No Defaulting Lender shall have the right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders and while any Lender is a Defaulting Lender the requisite percentage of Lenders which constitutes the Required Lenders shall be calculated exclusive of the Percentage of the Defaulting Lender.  The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender’s breach of this Agreement, to collect damages.  In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such persons may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement.

13.5.4                  At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Agent and the Borrower two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes.  Each Lender which so delivers a Form W-8 BEN or W-8 ECI further undertakes to deliver to the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes, unless any change in treaty, law or regulation has occurred after the initial delivery required by this Section 13.5.4 but prior to the date on which any such subsequent delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, provided, however, that if any such Lender so advises the Agent, Agent shall promptly notify Borrower thereof, and so long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may require such Lender to sell and assign its entire interest in the Loan pursuant to Section 13.22 hereof to an Eligible Assignee, reasonably approved by Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest.

13.6                                                   Agency Provisions Relating to Collateral.

13.6.1                  The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the liens upon such collateral granted pursuant to this Agreement and the other Loan Documents.

13.6.2                  Except as provided in this Agreement, the Agent shall have no obligation whatsoever to any Lender or to any other person or entity to assure that any collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

13.6.3                  Should the Agent commence any proceeding or in any way seek to enforce the Agent’s or the Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any collateral, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Percentage) of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower.  Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent (including reasonable attorneys’ fees and expenses) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any collateral, or to enforce any rights of the Agent or the Lenders or any of Borrower’s or any other party’s obligations under any of the Loan Documents, but not with respect to any dispute between Agent and any other Lender(s).  It is understood and agreed that in the event the Agent determines it is necessary to engage counsel for Lender from and after the occurrence of a Default or Event of Default, said counsel shall be selected by the Agent and written notice of such selection, together with a copy of such counsel’s engagement letter and fee estimate, shall be delivered to the Lenders.

13.6.4                  In the event that all or any portion of the collateral for the Loan is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrower’s obligations under the Loan Documents, title to any such collateral or any portion thereof shall be held in the name of the Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of the Agent and the Lenders.  The Agent shall prepare a recommended course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Lenders.  The Agent shall administer the collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves.  To the extent there is net operating income from such collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders.  All such distributions shall be made to Lenders in accordance with their respective Percentages.  In no event shall the provisions of this subsection or the Post-Default Plan require the Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.

13.7                                                   Lender Actions Against Borrower or the Collateral.  Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other person hereunder or under any other Loan Documents with respect to exercising claims against the Borrower or rights in any collateral without the consent of the Required Lenders.  With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrower and any collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

13.8                                                   Assignment and Participation.  No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.

13.9                                                   Ratable Sharing.  Subject to Sections 13.4 and 13.5, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of set-off or bankers’ lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral and (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, bankers’ lien or otherwise, receive payment of a proportion of the aggregate amount of the Loan held by it which is greater than its Percentage of the payments on account of the Loan, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with their Percentages; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

13.10                                             General Immunity.  Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.  In the absence of gross negligence, the Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 13.5, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

13.11                                             No Responsibility for Loan, Recitals, etc.  Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any use of the Loan; (ii) the performance or observance of any of the covenants or agreements of any party to any Loan Document; (iii) the satisfaction of any condition specified in this Agreement, except receipt of items purporting to be the items required to be delivered to any Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

13.12                                             Action on Instructions of Lenders.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders.  Each Lender, severally to the extent of its Percentage, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

13.13                                             Employment of Agents and Counsel.  The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

13.14                                             Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release the Agent from liability for its gross negligence or willful misconduct.  Any such counsel shall be deemed to be acting on behalf of Lender in assisting the Agent with respect to the Loan, but shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Lenders may differ.

13.15                     Agent’ Reimbursement and Indemnification.  Lenders agree to reimburse and indemnify Agent ratably (i) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of Lender, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, (iii) for any expenses incurred by Agent on behalf of Lender which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (iv) for any amounts and other expenses incurred by Agent on behalf of Lender in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender, and (v) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent.

13.16                     Rights as a Lender.  With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacities.  The Borrower and each Lender acknowledge and agree that Agent and/or its affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its affiliates in which Borrower or such affiliate is not restricted hereby from engaging with any other person.

13.17                     Lenders’ Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements and other information prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

13.18                     Notice of Events of Default.  Should Agent receive any written notice of the occurrence of a default or Event of Default, or should the Agent send Borrower a notice of Default or Event of Default, the Agent shall promptly furnish a copy thereof to each Lender.

13.19                     Successor Agent.

13.19.1            Notwithstanding anything contained in this Agreement to the contrary, KeyBank National Association shall serve as Agent pursuant to this Agreement until the earlier to occur of the following (the “Resignation Event”): (a) the occurrence of an Event of Default, or (b) the date upon which the full Loan is advanced.  Following such a Resignation Event, Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to Lenders and Borrower.  Such resignation shall take effect on the date set forth in such notice or as otherwise provided below.  Such resignation by Agent as agent shall not affect its obligations hereunder, if any, as a Lender.

13.19.2            Upon resignation by the Agent, or any successor Agent, the Required Lenders shall appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists).  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists).  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent and the Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement.  After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

13.20                     Distribution by Agent.  If in the opinion of the Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders.  In addition, the Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

13.21                     Holders.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent.  Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

13.22                     Assignment and Participation.

  Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of the Agent and with the prior written consent of Borrower, which consents by the Agent and the Borrower shall not be unreasonably withheld, conditioned or delayed (provided that, in the case of the Borrower, such consent shall not be required if a Default or Event of Default shall have occurred and be continuing and provided, further, such consent shall not be required from either the Agent or the Borrower in connection with any assignment as to which (a) the assignee is an existing Lender (other than a Defaulting Lender) or (b) an Affiliate or a Related Fund of the assigning Lender)); provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption in form and substance satisfactory to the Agent and substantially in the form set forth in Exhibit E attached hereto, (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) unless the Agent and, so long as no Event of Default exists, Borrower otherwise consent, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than One Million Dollars ($1,000,000.00), provided, however, that such minimum amount shall not apply if either (x) the assignee is an Affiliate or Related Fund of the Assigning Lender or (y) the Lender is assigning its entire remaining interest in the Loan, (iv) the Agent shall receive from the assigning Lender a processing fee of Three Thousand Five Hundred Dollars ($3,500.00), provided, however, that such fee shall not apply if the assignee is an Affiliate or Related Fund of the Assigning Lender, and (v) if the assignment is less than the assigning Lender’s entire interest in the Loan, the assigning Lender must retain at least a One Million Dollar ($1,000,000.00) interest in the Loan, provided that such minimum shall not apply if the assignee is an Affiliate or Related Fund of the assigning Lender.  The Agent may designate any Eligible Assignee accepting an assignment of a specified portion of the Loan to be a Co-Agent, an “Arranger” or similar title, but such designation shall not confer on such Assignee the rights or duties of the Agent.  Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrower by such Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and thereunder thereafter accruing.  Notwithstanding anything contained in this Section 13.22 to the contrary, prior to the occurrence of an Event of Default, (x) KeyBank National Association shall at all times hold not less than twenty-five percent (25%) of the Lenders’ interest in the Loan and (y) KeyBank National Association’s interest in the Loan shall at all times equal or exceed the interest of each other Lender.

13.22.1            By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) except as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to become a Lender hereunder; (iv) such Eligible Assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

13.22.2            Agent shall maintain a copy of each Assignment and Assumption delivered to and accepted by it and shall record in its records the names and address of each Lender and the Commitment of, and Percentage of the Loan owing to, such Lender from time to time.  Borrower, the Agent and Lenders may treat each entity whose name is so recorded as a Lender hereunder for all purposes of this Agreement.

13.22.3            Upon receipt of an Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, Agent shall, if such Assignment and Assumption has been properly completed and consented to if required herein, accept such Assignment and Assumption, and record the information contained therein in its records, and the Agent shall use its best efforts to give prompt notice thereof to Borrower (provided that neither the Agent nor the Lenders shall be liable for any failure to give such notice).

13.22.4            Borrower shall use reasonable efforts to cooperate with Agent and each Lender in connection with the assignment of interests under this Agreement or the sale of participations herein which shall be at no cost to the Borrower.

13.22.5            Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank or, in the case of a Lender which is a fund, to any holders of obligations owed or securities issued by such Lender or any trustee for or other representatives of such holders; provided that no such pledge or assignment shall release such Lender from its obligations hereunder.  To facilitate any such pledge or assignment, the Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 12.

13.22.6            Anything in this Agreement to the contrary notwithstanding, and subject to the requirement that prior to the occurrence of an Event of Default, (x) KeyBank National Association shall at all times hold not less than twenty-five percent (25%) of the Lenders’ interest in the Loan and (y) KeyBank National Association’s interest in the Loan shall at all times equal or exceed the interest of each other Lender as provided in Section 13.22 hereof, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or affiliate of such Lender without first obtaining the approval of any Agent or the Borrower, provided that (i) such Lender remains liable hereunder unless the Borrower and Agent shall otherwise agree, (ii) at the time of such assignment such Lender is not a Defaulting Lender, (iii) such Lender gives the Agent and Borrower at least fifteen (15) days’ prior written notice of any such assignment; (iv) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (v) the Agent receives from the assigning Lender a processing fee of One Thousand Five Hundred Dollars ($1,500).

13.22.7            Each Lender shall have the right, without the consent of the Borrower, to sell participations to one or more Eligible Assignees, or an Affiliate or Related Fund of the assigning Lender, in or to all or a portion of its rights and obligations under the Loan and the Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement or the other Loan Documents (but such holder may contract with the Lender selling such Eligible Assignee its interest in such Lender’s share of the Loan as to voting of such Lender’s interest under Section 13.26.2 but not under any other section of this Agreement, provided that any such agreement by a Lender shall bind only such Lender alone and not Borrower, the other Lenders or the Agent).

13.22.8            No Eligible Assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations.  No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

13.22.9            Borrower acknowledges and agrees that Lenders may provide to any assignee or participant originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or received by any Lender in connection with the Loan or with respect to Borrower, provided that prior to any such delivery or communication, such Eligible Assignees or participants shall agree to preserve the confidentiality of any of the foregoing to the same extent that such Lender agreed to preserve such confidentiality.  In order to facilitate assignments to Eligible Assignees and sales to Eligible Assignees, Borrower shall execute such further documents, instruments or agreements as Lenders may reasonably require; provided, that Borrower shall not be required (i) to execute any document or agreement which would materially decrease its rights, or materially increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of any Lender in connection with such assignment or sale arrangement.  In addition, Borrower agrees to reasonably cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section, including providing such information and documentation regarding Borrower as any Lender or any potential Eligible Assignee may reasonably request and to meet with potential Eligible Assignees in Borrower’s offices.

13.23                     Several Liability.  Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Lender to Borrower under this Agreement are several and not joint and several; each Lender shall only be obligated to fund its Percentage of each disbursement to be made hereunder up to the amount of its Commitment.  Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment provided herein.  During any time, and only during such time, as Agent is the sole Lender and has not assigned any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, Agent in its individual capacity shall be liable for all of the obligations of the Lender under this Agreement and the other Loan Documents.  From and after the date that Agent as the sole Lender assigns any portion or portions of its interest in the Loan to another Lender pursuant to an

Assignment and Assumption Agreement, then Agent shall act as the administrative agent on behalf of itself as a Lender and the other Lenders.

13.24                     Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to Section 7.20 with respect to any claims or actions arising prior to the date of such assignment.  If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes.

13.25                     Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents.

13.26                     Consents and Approvals.

13.26.1            Each of the following shall require the approval or consent of the Required Lenders:

(a)                                  The exercise by Agent and/or Lenders of any rights and remedies under the Loan Documents following an Event of Default, provided that absent any direction from the Required Lenders, Agent may exercise any right or remedy under the Loan Documents as Agent may determine in good faith to be necessary or appropriate to protect the Lenders or the collateral securing the Loan;

(b)                                 Appointment of a successor Agent;

(c)                                  Approval of Post-Default Plan (defined in Section 13.6.4); and

(d)                                 Except as referred to in Section 13.26.2 below, approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents;

13.26.2            Each of the following shall require the approval or consent of all the Lenders:

(a)                                  Extension of the Maturity (beyond any extension permitted herein) or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the interest rate options or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;

(b)                                 Reduction of the percentage specified in the definition of Required Lenders;

(c)                                  Increasing the amount of the Loan or any non-consenting Lender’s Commitment;

(d)                                 Release of any lien on any material collateral (except as Borrower is entitled to under the Loan Documents);

(e)                                  The release or forgiveness of any Guarantor;

(f)                                    Amendment of the provisions of this Section 13.26;

(g)                                 Amendment of the Mandatory Prepayment Events or the application of proceeds from such events;

(h)                                 Modification of Section 13.5.2 on the distribution of Liquidation Proceeds; and

(i)                                     Amendment of what or how much is allowed as (i) Permitted Liens on the Individual Properties or any other Collateral for the Loan, (ii) Permitted Debt or (iii) Permitted Refinance.

13.26.3            In addition to the required consents or approvals referred to in Sections 13.26.1 and 13.26.2 above, the Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, the Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders.  The Agent shall promptly notify each Lender at any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

13.26.4            Each Lender authorizes and directs the Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders.  Each Lender agrees that any action taken by the Agent at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders.  All communications from the Agent to the Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Agent’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Agent (the “Lender Reply Period”).  Unless a Lender shall give written notice to the Agent that it objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.  With respect to decisions requiring the approval of the Required Lenders or all Lenders, the Agent shall upon receiving the required approval or consent follow the course of action or determination recommended to the Lenders by the Agent or such other course of action recommended by the Required Lenders.  Where this Loan Agreement or any other Loan Document requires that Borrower deliver any documentation to Agent or any Lenders, the Borrower shall deliver the same to Agent and Agent shall promptly deliver copies of the same to each of the Lenders.

13.27                     Lead Arranger.  Notwithstanding the provisions of this Agreement or of the other Loan Documents, the Lead Arranger shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.  To the extent requested by the Agent, the Lead Arranger has coordinated, or will coordinate, the initial syndication of the Loan and the assignment of interests in the Loan.

ARTICLE 14

GENERAL PROVISIONS.

14.1                           Notices.  Any notice or other communication in connection with this Loan Agreement, the Note, the Security Documents, or any of the other Loan Documents, shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, or (iii) sent by facsimile transmission if a FAX Number is designated below addressed:

If to the Borrower:

FT-FIN ACQUISITION LLC

Two Jericho Plaza, Wing A, Suite 111

Jericho, New York 11753

Attention: Peter Braverman, Executive Vice President

FAX Number: (516) 433-2777

And

FT-FIN ACQUISITION LLC

7 Bulfinch Place, Suite 500, P.O. Box 9507

Boston, Massachusetts 02114

Attention: Carolyn Tiffany, Chief Operating Officer

FAX Number: (617) 570-4710

with copies by regular mail or such hand delivery or facsimile transmission to:

Post Heymann & Koffler LLP

Two Jericho Plaza, Wing A, Suite 111

Jericho, New York 11753

Attention: William W. Post, Esquire

FAX Number:                      (516) 433-2777

If to Agent:

KEYBANK NATIONAL ASSOCIATION

127 Public Square

Cleveland, Ohio 44114

Attention:

FAX Number:

And

KEYBANK NATIONAL ASSOCIATION

101 Federal Street

Boston, Massachusetts 02110

Attention: Mr. Jeffry M. Morrison

FAX Number: 617 204 5769

with copies by regular mail or such hand delivery or facsimile transmission to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attention: Kevin J. Lyons, Esquire

FAX Number: (617) 880-3433

If to KEYBANK NATIONAL ASSOCIATION:

KEYBANK NATIONAL ASSOCIATION

127 Public Square

Cleveland, Ohio 44114

Attention:

FAX Number:

And

KEYBANK NATIONAL ASSOCIATION

101 Federal Street

Boston, Massachusetts 02110

Attention: Mr. Jeffry M. Morrison

FAX Number: 617 204 5769

with copies by regular mail or such hand delivery or facsimile transmission to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attention: Kevin J. Lyons, Esquire

FAX Number: (617) 692-3433

If to the Co-Lender, to the addresses set forth on the signature page or to such addresses as set forth in the Assignment and Acceptance.

Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed date of delivery.

A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (i) if sent by such certified or registered mail, on the third Business Day following the date of postmark, or (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (iii) if so mailed, on the date of actual receipt as evidenced by the return receipt, or (iv) if so delivered, upon actual receipt, or (v) if facsimile transmission is a permitted means of giving notice, upon receipt as evidenced by confirmation.

14.2                           Limitations on Assignment.  The Borrower may not assign this Agreement or the monies due thereunder without the prior written consent of all of the Lenders in each instance, but in such event Lenders may nevertheless at their option make the Loan under this Agreement to the Borrower or to those who succeed to the title of the Borrower and all sums so advanced by Lenders shall be deemed a Loan Advance under this Agreement and not to be modifications thereof and shall be secured by all of the Collateral for the subject’s Borrower’s Obligations given at any time in connection herewith.

14.3                           Further Assurances.  The Borrower shall upon request from Agent from time to time execute, seal, acknowledge and deliver such further instruments or documents which Agent may reasonably require to better perfect and confirm its rights and remedies hereunder, under the Notes, under the Security Documents and under each of the other Loan Documents.

14.4                           Payments.  All payments under the Note shall be applied first to the payment of all fees, expenses and other amounts due to the Agent (excluding principal and interest) and, to the extent reimbursement is provided for herein, the Lenders, then to accrued interest, and the balance on account of outstanding principal under the Note; provided, however, that after an Event of Default, Liquidation Proceeds will be applied to the Obligations of the Borrower to Agent and the Lenders as otherwise provided for herein.

14.5                           Parties Bound.  The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and each of the Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.

This Agreement is a contract by and among the Borrower, the Agent and each of the Lenders for their mutual benefit, and no third person shall have any right, claim or interest against either Agent, any of the Lenders or the Borrower by virtue of any provision hereof.

14.6                           Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial.

14.6.1                  Substantial Relationship.  It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in The Commonwealth of Massachusetts, which Commonwealth the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

14.6.2                  Place of Delivery.  The Borrower agrees to furnish to Agent at the Agent’s office in Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.

14.6.3                  Governing Law.  This Agreement and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of The Commonwealth of Massachusetts without regard to principles of conflicts of law.

14.6.4                  Consent to Jurisdiction. The Borrower hereby consents to personal jurisdiction in any state or Federal court located within The Commonwealth of Massachusetts.

14.6.5                  JURY TRIAL WAIVER.  THE BORROWER, AGENT, AND EACH OF THE LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LOAN AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

14.7                           Survival.  All representations, warranties, covenants and agreements of the Borrower, or a Loan Party, herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of the Borrower or a Loan Party pursuant hereto are significant and shall be deemed to have been relied upon by Agent and each of the Lenders notwithstanding any investigation made by Agent or any of the Lenders or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loan pursuant thereto.  No review or approval by Agent or the Lenders or any of their representatives, of any opinion letters, certificates by professionals or other item of any nature shall relieve the Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower or a Loan Party, or any one or more of them, under any one or more of the Loan Documents.

14.8                           Cumulative Rights.  All of the rights of Agent and the Lenders hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Agent may determine in its sole good faith judgment.

14.9                           Claims Against Agent or Lenders.

14.9.1                  Borrower Must Notify.  The Agent and each of the Lenders shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of the Borrower shall have been given to Agent and each of the Lenders within thirty (30) days after the subject Borrower first had actual Knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Agent or any of the Lenders does not remedy or cure the default, if any there be, with reasonable promptness thereafter.  Such actual Knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to, any of the persons or officials referred to in Exhibit D as Authorized Representatives.

14.9.2                  Remedies.  If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Agent or any of the Lenders has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, Agent’s and each of the Lenders’ responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of a Loan Document, the obligation to grant such consent or give such approval and to pay the Borrower’s reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings; and (ii) the case of any such failure to grant such consent or give such approval, or in the case of any other such default by Agent or any of the Lenders, where it is also so determined that Agent or any of the Lenders acted in bad faith, the payment of any actual, direct, compensatory damages sustained by the Borrower as a result thereof plus the Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings.

14.9.3                  Limitations.  In no event, however, shall Agent and each of the Lenders be liable to the Borrower or to any Loan Party or anyone else for other damages such as, but not limited to, indirect, speculative, special, exemplary, punitive or consequential damages whatever the nature of the breach by Agent or any of the Lenders of its obligations under this Loan Agreement or under any of the other Loan Documents.  In no event shall Agent or any of the Lenders be liable to the Borrower or to any Loan Party or anyone else unless a written notice specifically setting forth the claim of the Borrower shall have been given to Agent and each of the Lenders within the time period specified above.

14.10                     Regarding Consents.  Except to the extent expressly provided herein, any and all consents to be made hereunder by the Agent, Required Lenders, or Lenders shall be in the discretion of the Party to whom consent rights are given hereunder.

14.11                     Obligations Absolute.  Except to the extent prohibited by applicable law which cannot be waived, the Obligations of the Borrower and the obligations of each Guarantor and the other Loan Parties under the Loan Documents shall be joint and several, absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents to which such Loan Party is a party under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which the Borrower or any Loan Party may have at any time against Agent or any of the Lenders whether in connection with the Loan or any unrelated transaction.

14.12                     Table of Contents, Title and Headings.  Any Table of Contents, the titles and the headings of sections are not parts of this Loan Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of its or their provisions.

14.13                     Counterparts.  This Loan Agreement and each other Loan Document may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument.  In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such loan agreement is sought.

14.14                     Satisfaction of Commitment.  The Loan being made pursuant to the terms hereof and of the other Loan Documents is being made in satisfaction of Agent’s and each of the Lenders’ obligations under the Commitment dated November    , 2004.  The terms, provisions and conditions of this Agreement and the other Loan Documents supersede the provisions of the Commitment.

14.15                     Time Of the Essence.  Time is of the essence of each provision of this Agreement and each other Loan Document.

14.16                     No Oral Change.  This Loan Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party’s assent).  In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Loan Agreement or any of the other Loan Documents.

14.17                     Monthly Statements.  While Agent may issue invoices or other statements on a monthly or periodic basis (a “Statement”), it is expressly acknowledged and agreed that: (i) the failure of Agent to issue any Statement on one or more occasions shall not affect the Borrower’s obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any Statement shall not be binding upon Lenders and so Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Lenders’ rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

ARTICLE 15

CASUALTY AND TAKING

15.1                           Casualty or Taking; Obligation To Repair  In the event of the occurrence of a loss, casualty or taking as to any Mortgaged Property, Borrower shall give immediate written notice thereof to Agent and proceed with reasonable diligence, in full compliance with all Legal Requirements and the other requirements of the Loan Documents, to repair, restore, rebuild or replace the affected Mortgaged Property (each, the “Repair Work”).

15.2                           Adjustment of Claims  All insurance claims or condemnation or similar awards shall be adjusted or settled by Borrower, at Borrower’s sole cost and expense, but subject to Agent’s prior written approval for any Mortgaged Property, which approval shall not be unreasonably withheld; provided that (i) the Agent shall have the right to participate in any adjustment or settlement for any Mortgaged Property with respect to which the Net Proceeds in the aggregate are equal to or greater than Five Hundred Thousand Dollars ($500,000.00) and (ii) if any Event of Default exists under any of the Loan Documents, Agent shall have the right to adjust, settle, and compromise such claims without the approval of Borrower.

15.3                           Payment and Application of Insurance Proceeds and Condemnation Awards.

15.3.1                  Except as otherwise provided for herein, all Net Proceeds shall be paid to Agent and, at Agent’s option, be applied to Borrower’s Obligations or released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement (collectively, “Cost To Repair”).  If any Net Proceeds are received directly by any Loan Party, such Loan Party shall hold such Net Proceeds in trust for the Agent and shall promptly deliver such Net Proceeds in kind to the Agent.  ..

15.3.2                  Notwithstanding the terms and provisions hereof, with respect to any Mortgaged Property, if the Net Proceeds do not exceed Five Hundred Thousand Dollars ($500,000.00), provided no Default or Event of Default is then in existence, Agent shall release the Net Proceeds to pay for the actual Cost to Repair and the applicable Loan Party shall commence and diligently prosecute to completion, the Repair Work relative to the subject Collateral Property, with any excess being retained by the applicable Loan Party.

15.3.3                  Notwithstanding the terms and provisions hereof, with respect to any Mortgaged Property, if the Net Proceeds are equal to or greater than Five Hundred Thousand Dollars ($500,000.00), the Administrative Agent shall release so much of the

Net Proceeds as may be required to pay for the actual Cost To Repair in accordance the limitations and procedures set forth in Section 15.4, if the following conditions are satisfied in a manner reasonably acceptable to the Agent:

(a)                                  no Default or Event of Default shall have occurred and be continuing under the Loan Documents;

(b)                                 in Agent’s good faith judgment such Net Proceeds together with any additional funds as may be deposited with and pledged to Agent, on behalf of the Lenders, are sufficient to pay for the Cost To Repair.  In order to make this determination, Agent shall be furnished by the Borrower with an estimate of the Cost to Repair accompanied by an independent architect’s or engineer’s certification as to such Cost to Repair and appropriate plans and specifications for the Repair Work;

(c)                                  in Agent’s good faith judgment, the Repair Work can reasonably be completed on or before the time required under applicable Legal Requirements; and

(d)                                 the Lease with respect to the Mortgaged Property shall remain in full force and effect and shall require the repair and reconstruction of the Mortgaged Property.

15.4                           Conditions To Release of Insurance Proceeds.  If Agent elects or is required to release insurance proceeds, Agent may impose reasonable conditions on such release which shall include, but not be limited to, the following:

15.4.1                  Prior written approval by Agent, which approval shall not be unreasonably withheld or delayed of plans, specifications, cost estimates, contracts and bonds for the Repair Work;

15.4.2                  Waivers of lien, architect’s and/or engineer’s certificates, and other evidence of costs, payments and completion as Agent may reasonably require;

15.4.3                  The funds shall be released upon final completion of the Repair Work, unless Borrower requests earlier funding, in which event partial monthly disbursements equal to 90% of the costs of the work completed prior to the certification by the applicable Lender’s Consultant and if there is no Lender’s Consultant, an independent architect or engineer retained by the Borrower, that the Repair Work is completed, and then upon final completion of the Repair Work as certified by such Lender’s Consultant or independent architect or engineer, and the receipt by Agent of satisfactory evidence of payment and release of all liens, the balance of the funds shall be released;

15.4.4                  Determination by Agent that the undisbursed balance of such Net Proceeds on deposit with Agent, together with additional funds deposited for the purpose, shall be at least sufficient to pay for the remaining Cost To Repair, free and clear of all liens and claims for lien;

15.4.5                  All work to comply with the Legal Requirements applicable to the construction of the Improvements; and

15.4.6                  The absence of any Default under any Loan Documents.

15.5                           Consultant.  The Agent shall have the right to hire, at the cost and expense of the Borrower, a Lender’s Consultant to assist the Agent in the determination of the satisfaction of the conditions provided for herein for the release of the Net Proceeds, to pay the Costs to Repair and to periodically inspect the status of the construction of any Repair Work.

15.6                           Excess.  In the event that the Agent makes any Net Proceeds available to any Loan Party for the payment of Costs to Repair as provided for herein, upon the completion of the Repair Work as certified by the applicable Lender’s Consultant and if there is no Lender’s Consultant, an independent architect or engineer retained by the Borrower, and receipt by Agent of satisfactory evidence of payment and release of all liens, any excess Net Proceeds still held by the Agent shall be remitted by the Agent to the Borrower provided that no Event of Default shall have occurred and be continuing.

15.7                           Leases.  The terms and provisions of this Article 15 shall be subject to the terms and provisions of any Lease which remains in full force and effect under which the repair or reconstruction of the Mortgaged Property is required under the First Mortgage Debt.

IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a sealed instrument at Boston, Massachusetts, as of the date first written above.

BORROWER:	FT-FIN ACQUISITION LLC, a Delaware limited liability company

	By:	PARK PLAZA MALL, LLC, its sole member

		By:	FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS, its sole member

By:
			Name:	Carolyn Tiffany
			Title:	Chief Operating Officer

AGENT:	KEYBANK NATIONAL ASSOCIATION, a national banking association

By:
Jeffry M. Morrison
Duly Authorized

LENDER:	KEYBANK NATIONAL ASSOCIATION, a national banking association

By:
Jeffry M. Morrison
Duly Authorized

NEWSTAR CP FUNDING LLC, a Delaware limited liability company

	By:	NEWSTAR FINANCIAL, INC., its designated manager

By:
Name:
Title:

S1

EXHIBITS:

Section Reference Number

Exhibit A - Definitions	1.1
Exhibit B - Use of Proceeds
Exhibit C - Notes
Exhibit D - Authorized Representatives	4
Exhibit E - Required Property, Hazard and Other Insurance	5.1.13, 5.2.11, 6.1.20, 6.2.17, 7.1.5, 7.2.5
Exhibit F - Ownership Interests and Taxpayer Identification Numbers	6.4(a)
Exhibit G-1 Compliance Certificate the Borrower	7.1.2(i)(d)
Exhibit G-2 - Financial Covenant Compliance Certificate.	7.2.1(c)
Exhibit H - Form of Assignment and Acceptance
Exhibit I - Lenders’ Commitments	Exhibit A
Exhibit J - Individual Properties	Exhibit A
Exhibit K - Loan Agenda	Exhibit A
Exhibit M - the Borrower Partnerships and Borrower LLCs	Exhibit A
Exhibit P - Cash Flow Projections	Exhibit A
Exhibit R - Accounts	7.14
Exhibit ALA - Allocated Loan Amount

EXHIBIT A TO LOAN AGREEMENT

DEFINITIONS

Accounts shall mean, collectively, the Depository Accounts.

Acquisition  as defined in Section 1.3.

Adjusted LIBOR Rate:  For any LIBOR Rate Interest Period, an interest rate per annum equal to the sum of (A) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Rate Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period and (B) the LIBOR Rate Margin.

Adjusted LIBOR Rate Advance.  The term “Adjusted LIBOR Rate Advance” means any principal outstanding under this Agreement which pursuant to this Agreement bears interest at the Adjusted LIBOR Rate.

Adjusted Prime Rate:  A rate per annum equal to the sum of (a) the Prime Rate Margin and (b) the greater of (i) the Prime Rate or (ii) one percent (1%) in excess of the Federal Funds Effective Rate.  Any change in the Adjusted Prime Rate shall be effective immediately from and after a change in the Adjusted Prime Rate (or the Federal Funds Effective Rate, as applicable).

Adjusted Prime Rate Advance.  The term “Adjusted Prime Rate Advance” means any principal amount outstanding under this Agreement which pursuant to this Agreement bears interest at the Adjusted Prime Rate.

Affiliate shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

Agent.  KEYBANK NATIONAL ASSOCIATION, acting as agent for the Lenders.

Aggregate Investment Capitalization shall mean, with respect to the Borrower’s Investments, the value of the non-real estate assets, as calculated by the Borrower and approved by the Agent in its reasonable discretion, plus the value of the underlying real estate assets.  The underlying real estate assets will be valued based upon a 10 year discounted Cash Flow.  The discount rate will be 9% and the reversionary capitalization rate will be 11%.  The Cash Flow will be based upon (a) in place rental income through the expiration of the primary term of the lease, and (b) at primary term maturity of a given lease, (i) the lease rate will be the renewal lease rate if the renewal rent is less than Market Rent, and (ii) if the renewal rate is greater than the Market Rent, the post primary term income stream will be based on the Market Rent based upon the following assumptions: (1) the renewal probability of the tenant remaining at lease expiration is 65%, (2)  the downtime at expiration is estimated to be nine (9) months, (3) the Market Rent is assumed to grow at 0% per year from the analysis made at the Closing Date, and (4) the rent employed for these spaces is the Market Rent, regardless as to the rate in the renewal option, all of the foregoing as determined solely by the Agent.

Agreement as defined in the Preamble.

Allocated Loan Amount shall mean, for each Individual Property, the amount set forth in Exhibit ALA.

Applicable Rate:  As such term is defined in Section 2.4.1.

Appraisal as defined in Section 7.19.

Arranger shall mean KEYBANC CAPITAL MARKETS.

Authorized Representatives as defined in Section 4.1 and listed on Exhibit D.

Borrower as defined in the Preamble.

Borrower LLCs  shall mean, singly and collectively, from time to time, those limited liability companies which are wholly-owned and controlled by the Borrower, including, without limitation, those listed on Exhibit M.

Borrower Partnerships  shall mean, singly and collectively, from time to time, those limited partnerships whose limited partnership interests are wholly-owned and controlled by the Borrower and whose sole general partner is FT-FIN GP, including, without limitation, those listed on Exhibit M.

Borrower Subsidiaries shall mean all of the Subsidiaries of the Borrower, and all Subsidiaries of Subsidiaries of the Borrower, including, without limitation, the Borrower Partnerships and the Borrower LLCs, as listed on Exhibit M.

Breakage Costs:  (a) The cost to Lender of re-employing funds bearing interest at an Adjusted LIBOR Rate, incurred (or expected to be incurred) in connection with (i) any payment of any portion of the Loan bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Rate Interest Period, (ii) the conversion of an Adjusted LIBOR Rate to any other applicable interest rate on a date other than the last day of the relevant LIBOR Rate Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable LIBOR Rate Interest Period, any amount as to which Borrower has elected a LIBOR Rate Option and (b) any amounts payable by Borrower under any Interest Rate Agreement in connection with termination of such Agreement.

Business Day shall mean any day of the year on which offices of Agent are not required or authorized by law to be closed for business in Boston, Massachusetts.  If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.  Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

Calculation Date as defined in Section 7.28.1(a)(i).

Calculation Period as defined in Section 7.28.1(a)(ii).

Cash Flow shall mean, in each calendar year, in each instance determined in a manner satisfactory to the Agent, the aggregate sum of (i) all revenues and cash receipts of the Borrower Subsidiaries less (ii) the sum of the Borrower Subsidiaries’ (a) property level operating expenses including but not limited to ground rent, (b) management fees and (c) administrative fees.

Cash Flow Projections shall mean a detailed schedule of all cash Distributions projected to be made to the Borrower and FT-FIN GP from the Borrower Subsidiaries within the next one hundred and eight (180) days, as detailed on Exhibit P, being the Cash Flow Projections as of the Closing Date based upon information then available to the Borrower, and subject to change as shall be detailed in the respective Officer’s Certificate to be provided to the Agent as set forth herein.

Cash Management Agreement one or more cash management agreements to be entered into pursuant to Article 7.

Change of Control shall mean the occurrence of any of the following, as determined solely by the Agent (for purposes of this definition, ownership of interests in a Borrower that are subject to a Lien permitted under the Security Documents shall be deemed beneficially owned by the pledgor thereof):

1.                                       A change in the identity of any general partner, managing member, and/or any material change in the effective control of any general partner or managing member of any Loan Parties (other than the Borrower) and/or any Borrower Subsidiary, such that effective control is not in the Borrower (except as to any change in the effective control of any Loan Party which is released as provided for herein from its obligations under the Loan Documents);

2.                                       Except as provided in Section 8.3.8, a change in the identity of the member of the Borrower and the partners of FT-FIN GP and/or any material change in the effective control of the member of the Borrower, from the identity and control structure existing as of the Funding Date;

3.                                       A change in the identity of any general partner, managing member, and/or effective control of any general partner or managing member of any Loan Parties which is a Loan Party, such that effective control is not in any other Loan Party; or

4.                                       The death or disability of both of Michael Ashner and Peter Braverman, or the failure of both of Michael Ashner and Peter Braverman, at any time to exercise that authority and discharge those management responsibilities with respect to the Borrower as are exercised and discharged by such Person at the execution of this Agreement; provided, however, the death or disability of both Michael Ashner and Peter Braverman shall not be a default hereunder if within thirty (30) days of the death or disability of the second to die or become disabled, the Borrower provides the Agent with evidence satisfactory to the Agent of acceptable replacement or substitute management of the Borrower and their respective Subsidiaries.

Churchill Owner shall mean FT-Churchill Property L.P., a Delaware limited partnership.

Churchill Property shall mean the Individual Property located at 1310 Beulah Road, Churchill, Pennsylvania, ground leased by the Churchill Owner.

Closing Date as defined in Section Article 5.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

Collateral. as defined in Section 3.1.

Commitment shall mean, with respect to each Lender, the amount set forth on Exhibit I hereto as the amount of such Lender’s commitment to make advances to the Borrower, as may be amended from time to time by the Agent as provided in Article 13.

Consents as defined in Section 5.4.

Consolidated Debt Service as defined in Section 7.28.1(a)(viii).

Consolidated Debt Service Coverage as defined in Section 7.28.1(a)(vi).

Consolidated Leverage Ratio as defined in Section.7.28.2.

Consolidated Net Cash Flow as defined in Section 7.28.1(a)(vii).

Debt  shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been, or should be, in accordance with generally accepted Accounting principles, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all Debt in the nature of that referred to in clauses (i) through (vi) above which is guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt, (viii) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness referred to in clause (i) through (iv) above of any Person, either directly or indirectly, and (ix) all Debt referred to in clauses (i) through (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

Debt Service as defined in Section 7.28.1(a)(iii).

Debt Service Coverage as defined in Section 7.28.1(a)(iv).

Default as defined in Section 10.1.

Defaulting Lender:  As such term is defined in Section 13.5.3.

Default Rate as defined in Section 2.5.5.

Depository Account Pledge and Security Agreement as defined in Section 3.1.4.

Depository Accounts  as defined in Section 3.1.4.

Distribution shall mean, with respect to any Person, that such Person has paid a dividend or returned any equity capital to its stockholders, members or partners or made any other distribution, payment or delivery of property (other than common stock or partnership or membership interests of such Person) or cash to its stockholders, members or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any membership or partnership interests (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any membership or partnership interests of such Person (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests). Without limiting the foregoing, “Distributions” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans, and any proceeds of a dissolution or liquidation of such Person.

Dollars shall mean lawful money of the United States.

Economic Discontinuance Rights shall mean the right of a tenant under a Lease relative to any Individual Property to terminate the Lease prior to the expiration of the primary term of the Lease by making a Rejectable Offer to the applicable Property Owner, all of the foregoing as and when provided for in the Lease relative to such Individual Property.  If the Rejectable Offer is accepted by the Property Owner, the Individual Property is to be sold to the said tenant for the amount as set forth in the Lease.  If the Rejectable Offer is rejected by the Property Owner, the Lease terminates as set forth in the Lease.

Economic Discontinuance Sale shall mean the sale of an Individual Property to a tenant upon the acceptance of a Rejectable Offer by the applicable Property Owner.

ED Cash Flow as defined in Section 7.23.6.

ED Properties shall mean all Individual Properties as to which a Property Owner has rejected the Rejectable Offer made by a tenant pursuant to the tenant’s exercise of its Economic Discontinuance Rights.  An Individual Property shall no longer be considered an ED Property at such time as such Individual Property evidences a minimum ratio of cash flow to debt service (as determined by the Agent based solely on revenues and debt service of such Individual Property based on leases executed in accordance with the requirements of Section 7.21), of no less than 1.30 to 1.0.  The value and income from all ED Properties will be excluded when calculating compliance (or pro forma compliance, as applicable) with the Financial Covenants in any instance, until such time as the Borrower shall have executed (a) a binding, arms length purchase and sale agreement with respect to such ED Property, or ( b) a Lease in accordance with the provisions of Section 7.21 hereof.

Eligible Assignee:  (i) Any Lender; (ii) any commercial bank, savings bank, savings and loan association or similar financial institution which (A) has total assets of One Billion Dollars ($1,000,000,000) or more, (B) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (C) in the sole judgment of the Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (D) in the reasonable judgment of the Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank; (iii) any insurance company in the business of writing insurance which (A) has total assets of One Billion Dollars ($1,000,000,000) or more (B) is “best capitalized” within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (C) meets the requirements set forth in subclauses (C) and (D) of clause (ii) above; and (iv) any other financial institution having total assets of One Billion Dollars ($1,000,000,000)  (including a mutual fund or other fund under management of any investment manager having under its management total assets of One Billion Dollars ($1,000,000,000) or more) which meets the requirement set forth in subclauses (C) and (D) of clause (ii) above; provided that each Eligible Assignee must (w) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (x) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (y) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time and (z) not be the Borrower or an Affiliate of the Borrower.

Environmental Indemnity as defined in Section 3.1.8.

Environmental Laws as defined in the Environmental Indemnity.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of a Borrower would be deemed to be a “single employer”  within the meaning of Section 414(b), (c), (m) or (o) of the Code.

Escrow Agreement Respecting Ground Lease Extensions and Lease Options as defined in Section 3.1.10.

Escrow Agreement Respecting Mortgage as defined in Section 3.1.9.

Event of Default as defined in Section 10.1.

Extended Maturity Date as defined in Section 2.2.

Extended Term as defined in Section 2.2.

Extension Fee as defined in Section 2.6.

Federal Funds Effective Rate:  Shall mean, for any day, the rate per annum (rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Financial Covenants  shall mean those covenants of the Borrower set forth in Section 7.28.

First Extended Maturity Date as defined in Section 2.2.

First Extended Term as defined in Section 2.2.

First Mortgage Debt shall mean, from time to time, any obligations of a Property Owner secured by a first mortgage or first deed of trust on one or more Individual Properties, as of the Closing Date as set forth in Schedule 6.17.2.

First Union shall mean First Union Real Estate Equity and Mortgage Investments, an Ohio business trust.

Fiscal Year shall mean each twelve month period commencing on January 1 and ending on December 31.

Formation Documents shall mean, singly and collectively, the partnership agreements, joint venture agreements, limited partnership agreements, limited liability company or operating agreements and certificates of limited partnership and certificates of formation, articles (or certificate) of incorporation and by-laws and any similar agreement, document or instrument of any Person.

Free Cash Flow shall mean for any four (4) fiscal quarters of the Borrower the Net Cash Flow for such period less (i) the Debt Service for such period.

FT-FIN GP shall mean FT-FIN GP LLC, a Delaware limited liability company, being the sole general partner of each Borrower Partnership.

Funding Date as defined in Section 0.

GAAP shall mean generally accepted Accounting principles in the United States of America as of the date applicable.

Governmental Authority shall mean any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

Ground Leases shall mean, from time to time, any Ground Lease relative to an Individual Property as to which a Property Owner is the ground lessee, including, without limitation, any ground lease which shall be entered into in connection with the exercise by an Property Owner of a Remainder Ground Lease Option.

Ground Lease Extension Options as defined in Section 3.1.10(a).

Ground Lease Extension Option Schedule as defined in Section 6.17.6

Guaranty as defined in Section 3.1.7.

Guarantor as defined in Section 1.4.

Hazardous Materials shall mean and include asbestos, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, radioactive substances, other carcinogens, oil and other petroleum products, pollutants or contaminants that could be a detriment to the environment, and any other hazardous or toxic materials, wastes, or substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, rules, codes or regulations, or any judicial or administrative interpretation of such laws, rules, codes or regulations.

Indemnified Party as defined in Sections 7.20.

Indemnitor as defined in Section 3.1.8.

Independent shall mean, when used with respect to any Person, a Person who (i) is in fact independent, (ii) does not have any direct financial or indirect financial interest (other than amounts payable to such Person for serving as a director) in the Borrower, any Borrower Subsidiary, or any Loan Party or in any Affiliate of any thereof or in any constituent partner or member of the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate of any thereof and (iii)  is not connected with the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate thereof or any constituent partner of the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate of any thereof as an officer, employee, promoter, underwriter, trustee, partner, director, or person performing similar functions.  Any such Person shall not be deemed to fail to comply with the requirements of clause (iii), above, solely due to such Person serving as an Independent director of First Union.  Whenever it is herein provided that any Independent Person’s opinion or certificate shall be provided, such opinion or certificate shall state that the Person executing the same has read this definition and is Independent within the meaning hereof.

Individual Property and Individual Properties shall mean, from time to time, with respect to each Property Owner, each real estate property owned by such entity, together with all improvements, fixtures, equipment, and personalty relating to such property, with the Individual Properties as of the date hereof being listed on Exhibit J hereto.

Initial Advance  as defined in Section 2.1.2(a).

Initial Term as defined in Section 2.2.

Interest Rate Agreement:  An Interest Rate Protection Product purchased by Borrower from Agent.

Interest Rate Protection Product:  An interest rate hedging product, such as a cap or swap.

Investment shall mean the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.

Knowledge shall mean with respect to the Borrower and any of their respective Subsidiaries, the knowledge of any of Michael Ashner, Peter Braverman, Thomas Staples, Carolyn Tiffany, or Jay Cramer, or any Person who shall at any time replace any of the foregoing.

Late Charge as defined in Section 2.5.6.

Lease shall mean any lease relative to all or any portion of an Individual Property.

Lease Schedule as defined in Section 6.17.5.

Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, all Environmental Laws, and those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lenders as defined in the Preamble.

Lender Default Obligation:  As such term is defined in Section 13.5.3.

Lender Reply Period:  As such term is defined in Section 13.26.

LIBOR Business Day:  A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Rate:  For any LIBOR Rate Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such LIBOR Rate Interest Period with a maturity approximately equal to such LIBOR Rate Interest Period and in an amount approximately equal to the amount to which such LIBOR Rate Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Lender may select a replacement index.

LIBOR Rate Interest Period:  With respect to each amount bearing interest at a LIBOR based rate, a period of one (1), two (2), three (3), or six (6) months, to the extent deposits with such maturities are available to Agent, commencing on a LIBOR Business Day, as selected by Borrower provided, however, that (i) any LIBOR Rate Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Rate Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding LIBOR Business Day, (ii) any LIBOR Rate Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Rate Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month, and (iii) Borrower may not select a LIBOR Rate Interest Period which would end after the Maturity Date..

LIBOR Rate Margin:   Four and one half (4.50%) percent (450 basis points) per annum.

LIBOR Rate Option:  As defined in Section 2.4.

Lien shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances.

Licenses and Permits shall mean all licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority, including, but not limited to, building permits, occupancy permits and such special permits, variances and other relief as may be required pursuant to Legal Requirements which may be applicable to the Individual Property.

Liquid Assets shall mean the sum of the following unencumbered (other than by Liens held by the Agent on behalf of the Lenders) assets: (i) all cash (denominated in United States dollars), (ii) any demand deposits, (iii) marketable securities consisting of short-term (maturity of one year or less) obligations issued or guaranteed as to principal and interest by the United States of America, (iv) short-term certificates of deposit, with a maturity of one year or less, issued by any bank organized under the laws of the United States of America having total assets in excess of

$1,000,000,000.00, and (v) any other securities acceptable to the Agent as evidenced by the Agent’s written approval.

Liquidation Proceeds. Amounts received by the Agent and/or the Lenders in the exercise of the rights and remedies under the Loan Documents (including, but not limited to, all rents, profits and other proceeds received by the Agent and/or the Lenders from the liquidation of, or exercising rights upon the occurrence of an Event of Default relative to, any Collateral, but not including any amount bid at a foreclosure sale or on behalf of the Agent or otherwise credited to a Borrower in, any deed-in-lieu of foreclosure or similar transaction).

Loan as defined in Section 1.3.

Loan Advance  each advance of proceeds of the Loan hereunder.

Loan Agenda shall mean that Document Agenda respecting the establishment of the Loan annexed hereto as Exhibit K.

Loan Agreement as defined in the Preamble.

Loan Documents as defined in Section 3.1.

Loan Party and Loan Parties shall mean, singly and collectively, the Borrower, FT-FIN GP, and the Borrower Subsidiaries.

Mandatory Prepayment Event as defined in Section 2.5.

Mandatory Principal Prepayments as defined in Section 2.5.1(b).

Market Rent shall mean, at any point of determination, then current rentals being charged to new tenants for comparable quality space located on comparable quality property within the subject geographic area of the subject Individual Property, taking into account and giving effect to, without limitation, such considerations as size, location of the Individual Property, lease term and level and quality of building construction and space improvements, tenant allowances, and rent concessions, all as reasonably determined by the Agent.

Material Adverse Effect shall mean a material adverse effect on, determined separately with respect to the Borrower, (i) the business, assets, prospects, operations or financial or other condition of any of the Borrower and/or, taken as a whole, any of the other Loan Parties, including, without limitation, all Distributions to be made pursuant to Cash Flow Projections (ii) the ability of Borrower, the Borrower Subsidiaries, and/or the other Loan Parties to perform any material Obligations or to pay any Obligations which it is obligated to pay in accordance with the terms hereof or of any other Loan Document, (iii) the rights of, or benefits available to, the Agent and/or any of the Lenders under any Loan Document or (iv) any Lien given to Agent and/or any of the Lenders on any material portion of the Collateral or the priority of any such Lien.

Maturity shall mean the Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of the Loan Agreement, the applicable Extended Maturity Date, or in any instance, upon acceleration of the Loan, if the Loan has been accelerated by Lenders upon an Event of Default.

Maturity Date as defined in Section 2.2.

Minimum Consolidated Net Worth as defined in Section 7.28.4.

Mortgage Debt shall mean, singly and collectively, the First Mortgage Debt.

Mortgage Debt Schedule as defined in Section 6.17.8.

Mortgaged Property shall mean any Individual Property which is subject to a mortgage or deed of trust in favor of the Agent to secure the Obligations (including, without limitation, the Orlando Property).

Net Cash Flow as defined in Section 7.28.1(a).

Net Proceeds shall mean the gross proceeds received from any insurance recovery or condemnation award relating to any casualty or taking of any asset less the aggregate of (i) obligations due to the holders of Mortgage Debt thereon, including, without limitation, any prepayment penalties or fees, and (ii) all reasonable costs and expenses incurred in the collection of such amounts, including, but not limited to, reasonable attorney’s fees, payable to third-parties who are not a Borrower Subsidiary or other Loan Party or an Affiliate thereof.

Net Refinancing Proceeds shall mean the gross proceeds received from the closing of the financing or refinancing of a specified asset less the aggregate of (i) obligations due to the holders of Mortgage Debt thereon, including, without limitation, any prepayment penalties or fees, and (ii) reasonable closing costs payable to third-parties who are not a Borrower Subsidiary or other Loan Party or an Affiliate thereof.

Net Sales Proceeds shall mean the gross sale proceeds received from the closing of the sale of a specified asset less the aggregate of (i) obligations due to the holders of Mortgage Debt thereon, including, without limitation, any prepayment penalties or fees, and (ii) usual closing adjustments, and (iii) reasonable closing costs payable to third-parties who are not a Borrower Subsidiary or other Loan Party or an Affiliate thereof.

Note shall mean, singly and collectively, the Note or Notes payable to Agent on behalf of the Lenders in the original principal amount of Fifty-Three Million Dollars ($53,000,000.00).

Notice of Intention to Distribute an defined in Section 9.2.1.

Obligations shall mean all indebtedness, obligations and liabilities of the Borrower to the Agent and/or any Lender existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, assignment, operation of law or otherwise, arising or incurred under this Agreement, the Note, or any of the other Loan Documents, including, without limitation, under any Interest Rate Protection Agreement with the Agent with respect to the Loan.

OFAC:  Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

OFAC Review Process:  That certain review process established by Agent to determine if any potential transferee of any interests or any assignee of any portion of the Loan or any of their members, officers or partners area a party with whom Agent and any Lender are restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC’s Specially Designated and Blocked Persons list, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

Officer’s Certificate shall mean a certificate delivered to the Agent by a Borrower, a Subsidiary of a Borrower, or a Guarantor, as the case may be, respectively, which is signed by an authorized officer thereof (or an authorized officer of the direct or indirect managing general partner or managing member, as applicable, of such Borrower, the Borrower Subsidiary, or such Guarantor, if and as applicable).

One-Month LIBOR Rate  as defined in Section 2.4

Orlando Owner shall mean FT-Orlando Property LLC, a Delaware limited liability company.

Orlando Property shall mean the Individual Property located at 4400 Alafaya Trail, Orlando, Florida ground leased by the Orlando Owner.

Ownership Interest Agreements shall mean all of the agreements establishing any Remainder Ground Lease Option or Ground Lease Extension Option in favor of a Property Owner in an Individual Property, including the Ground Leases.

Park Plaza as defined in Section 1.2.

Payment Direction Letters as defined in Section 7.15.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

Percentage:  With respect to each Lender, the percentage that its Commitment constitutes of the maximum amount of the Loan.

Permitted Debt as defined in Section 8.4.

Permitted Distributions as defined in Section 8.18.

Permitted Investments as defined in Section 8.19.

Permitted Liens as defined in Section 8.2.

Permitted Refinance as defined in Section 8.4.3.

Person shall mean any individual, corporation, partnership, joint venture, estate, trust, unincorporated association or limited liability company, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Plan shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Borrower or any Subsidiary of a Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which such Person or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

Prime Rate  That interest rate established from time to time by KeyBank National Association as its prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank National Association for commercial or other extensions of credit.

Prime Rate Margin  Two and one half (2.50%) percent (250 basis points) per annum.

Property Owners shall mean, singly and collectively, the Borrower Partnerships and the Borrower LLCs being the owners, land estate holders, or ground lessees of the Individual Properties.

Rejectable Offer shall mean the rejectable offer of any tenant pursuant to a Lease respecting any Individual Property to purchase the respective Individual Property at a predetermined price, as and when may be specifically provided in any such Lease respecting any Individual Property.

Rejection Test as defined in Section 7.23.6.

Related Documents shall mean, singly and collectively, the Formation Documents, each Ownership Interest Agreement, the Payment Direction Letters, and the documents establishing and evidencing any Mortgage Debt.

Related Fund shall mean, with respect to a Lender which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such advisor.

Remainder Ground Lease Option Schedule as defined in Section 6.17.7.

Reportable Event  shall mean an event described in Section 4043(b) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Regulation Section 2615, or as otherwise now or hereafter defined in ERISA.

Required Lenders:  Lenders holding Percentages aggregating at least sixty six and two-thirds percent (66 2/3%).

Reserve Percentage:  For any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.

Second Extended Maturity Date as defined in Section 2.2.

Second Extended Term as defined in Section 2.2.

Security Documents as defined in Section 3.2.

Single-Purpose Entity shall mean, with respect to a Person, that such Person has Formation Documents which contain generally the following provisions (with such variations as required by the provisions of the First Mortgage Debt), and has agreed to abide by such terms and conditions:

(a)                                  Such Person shall not engage in any business or activity other than acquiring by merger the assets and liabilities of the applicable Property Owner.

(b)                                 Such Person shall not acquire or own any material assets other than (i) the real property owned by the Borrower Partnership or Borrower LLC on the Closing Date, and (ii) such incidental personal property as may be necessary for the operation of such real property.

(c)                                  Such Person shall not fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation and under the applicable laws of any state or states in which the ownership of its assets or the conduct of its business requires such qualification.

(d)                                 Such Person shall not incur any Debt, except as provided herein.

(e)                                  Such Person shall not merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure.

(f)                                    Such Person shall not own any subsidiary or make any investment in any person or entity.

(g)                                 Such Person shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.

(h)                                 Such Person shall agree to abide by the following covenants in its management and operation:

(i)                                     To maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(ii)                                  Not to commingle assets with those of any other Person;

(iii)                               Not to maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(iv)                              To maintain separate financial statements;

(v)                                 To pay its own liabilities out of its own funds;

(vi)                              To observe all corporate, partnership or limited liability company formalities;

(vii)                           To maintain an arm’s-length relationship with its Affiliates;

(viii)                        To pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations;

(ix)                                Not to guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, except as provided for herein;

(x)                                   Not to acquire obligations or securities of its partners, members or shareholders;

(xi)                                To allocate and charge fairly and reasonably any overhead for shared office space or any common employee or overhead shared with affiliates;

(xii)                             To use separate stationery, invoices and checks;

(xiii)                          Not to pledge its assets for the benefit of any other entity or make any Loan or advances to any entity, including any general partner or any affiliate thereof, except as provided for herein;

(xiv)                         To hold itself out to the public as a legal entity separate and distinct from any other Person and to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other Person is transacting business, or (B) to suggest that such Person is responsible for the debts of any third party (including any general partner or any affiliate thereof or any other Person);

(xv)                            To correct any known misunderstanding regarding its separate identity; and

(xvi)                         To maintain adequate capital and cash on hand for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

State shall mean the State or Commonwealth in which the subject of such reference or any part thereof is located.

Statement as defined in Section 14.17.

Subsequent Advance as defined in Section 2.1.2(b).

Subsidiary shall mean, with respect to any Person, any corporation, association, limited liability company, partnership or other business entity of which securities or other ownership interests representing more than 50% of either (x) the beneficial ownership interest or (y) ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person.

Title Reports as defined in Section 5.10(a).

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.

UCC or the Uniform Commercial Code means the Uniform Commercial Code in effect in a State.

Unfunded Current Liability of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

United States and U.S. shall each mean the United States of America.